SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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Hecla Mining Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 7, 2014

Dear Fellow Shareholders:

On behalf of your Board of Directors and management, it is our pleasure to invite you to attend the Annual Meeting of Shareholders of Hecla Mining Company to be held on Thursday, May 22, 2014, 10:30 a.m., Alaska Daylight Time, at The Hotel Captain Cook, located at 939 W. 5th Avenue, Anchorage, Alaska. Driving directions to The Hotel Captain Cook can be found in the back of this document.

This year’s Proxy Statement again demonstrates our commitment to simplify and more effectively explain the matters to be addressed at our Annual Meeting of Shareholders. You will see several enhancements in how we present the information to you. Our Board of Directors feels that it is important to provide you the information you are looking for about the Company in a way that is easy to understand.

At the meeting, we will be electing two members to our Board of Directors. We will also be considering ratification of the selection of BDO USA, LLP as our independent registered public accountants, an advisory vote to approve executive compensation, and amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders. In addition, we will discuss Hecla’s 2013 performance and the outlook for 2014, and answer your questions.

Your vote is very important to us and to our business. Whether or not you plan to attend our Annual Meeting of Shareholders, we urge you to vote your shares as soon as possible. Since a majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please promptly vote your shares by completing, signing, dating and returning your proxy card in the envelope provided, or by Internet or telephone voting as described in the Proxy Statement, the proxy card, or the Notice of Internet Availability of Proxy Materials.

We sincerely hope you will be able to attend and participate in our Annual Meeting of Shareholders. We welcome the opportunity to meet with many of you and give you a firsthand report on our progress, as well as express our appreciation for your confidence and support. Your Board of Directors and management are committed to the continued success of Hecla Mining Company, and the enhancement of your investment.

Ted Crumley	Phillips S. Baker, Jr.
Chairman of the Board	President and Chief Executive Officer

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 22, 2014

i

ii

iii

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
208-769-4100

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of Hecla Mining Company will be held at The Hotel Captain Cook, located at 939 W. 5th Avenue, Anchorage, Alaska, on Thursday, May 22, 2014, at 10:30 a.m., Alaska Daylight Time, for the following purposes:

1.	Elect two nominees to the Board of Directors, to serve for a three-year term or until their respective successors are elected;

2.	To ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2014;

3.	Approve, on an advisory basis, the compensation of our named executive officers;

4.	Approve amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 24, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the 2014 Annual Meeting of Shareholders and at any adjournment or postponement thereof. We are not currently aware of any other business to be brought before the 2014 Annual Meeting of Shareholders. A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 22, 2014, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho and at the offices of K&L Gates, located at 420 L St., Suite 400, Anchorage, Alaska.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact related to the mailing of materials associated with our 2014 Annual Meeting of Shareholders. On or about April 7, 2014, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. All other shareholders will receive the proxy materials by mail.

By Order of the Board of Directors

Michael B. White Corporate Secretary

April 7, 2014

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2013 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

ANNUAL MEETING OF SHAREHOLDERS

Date: May 22, 2014

Time: 10:30 a.m., Alaska Daylight Time

Location: The Hotel Captain Cook, 939 W. 5th Avenue, Anchorage, Alaska

Record Date: March 24, 2014

ITEMS TO BE VOTED ON

Proposal 1: Election of two directors (p. 19)

     Board Recommendation: FOR

Proposal 2: Ratification of appointment of independent registered public accountants (p. 24)

     Board Recommendation: FOR

Proposal 3: Advisory vote on executive compensation (p. 28)

     Board Recommendation: FOR

Proposal 4: Approval of amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call a special shareholders meeting (p. 30)

     Board Recommendation: FOR

GENERAL INFORMATION

Stock Symbol: HL

Stock Exchange: NYSE

Shares Outstanding as of Record Date: ___________

Registrar & Transfer Agent: American Stock Transfer & Trust Company (Phone: 1-800-937-5449)

Corporate Headquarters: 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815

Corporate Website: www.hecla-mining.com

The Company’s common stock has been traded on the New York Stock Exchange for 50 years.

CORPORATE GOVERNANCE

Director Nominees: 2
     Phillips S. Baker, Jr. (Management)
     Dr. Anthony P. Taylor (Independent)

Director Term: 3 years

Board Meetings in 2013: 6

Standing Board Committees’ Meetings in 2013: Audit (6), Compensation (4), Corporate Governance and Directors’ Nominating (3), Health, Safety, Environmental & Technical (4), Executive (0)

Director Attendance: Attendance at all Board and Committee meetings exceeded 95%

NAMED EXECUTIVE OFFICERS

Phillips S. Baker, Jr., President & CEO
James A. Sabala, Sr. Vice President & CFO
Dr. Dean W.A. McDonald, Sr. Vice President – Exploration
Lawrence P. Radford, Sr. Vice President – Operations
David C. Sienko, Vice President & General Counsel
Don Poirier, Vice President – Corporate Development

Stock Ownership Guidelines: Yes (p. 78)

Clawback Policy: Yes (p. 80)

Separate Chairman & CEO: Yes (p. 36)

SHAREHOLDER OUTREACH

Changes made in Corporate Governance in 2013 and 2014

✓	Succession Policy for CEO & Chairman (p. 37)

✓	Proposed Amendments to Certificate of Incorporation and Bylaws to allow for shareholders to call special meetings of shareholders (p. 30)

Changes made relating to Executive Compensation in 2014

✓	Changes to Change of Control Agreements (double trigger vs. single trigger) (p. 81)

✓	Amended the Annual Incentive Plan, starting with the 2014 Annual Incentive Plan (p. 54)

✓	Now publish all existing three-year plans under our Long-term Incentive Plan (p. 56)

✓	Revised our Compensation Discussion and Analysis to increase clarity (p. 50)

CEO COMPENSATION FOR 2013

CEO: Phillips S. Baker, Jr., age 54

Tenure as CEO: 11 years

Base Salary: $605,000

Annual Incentive Payment (“AIP”): $544,500

Long-term Incentive Payment (“LTIP”): $952,875

Key Elements of CEO Pay Mix:

  Competitive Base Salary – represented 20% of our CEO’s total compensation.

  Annual Performance – our CEO’s annual performance payment is based on 100% corporate achievement. For 2013, our CEO was awarded 90% achievement. For 2013, the Compensation Committee and the Board determined that AIP awards be paid 50% in cash and 50% in equity up to target level payout.

  2011 – 2013 Long-term Incentive – in February 2011, our CEO was awarded 8,250 units. Based on the long-term achievements under this plan period, the plan paid out $115.50 per unit. For 2013, the Compensation Committee and the Board determined that the 2011-2013 Long-term Incentive award be paid 50% in cash and 50% in equity up to target level payout, with any award above target also paid in equity.

  Restricted Stock Units – In June 2013, our CEO was awarded 170,648 restricted stock units, with a three-year vesting schedule (one-third in June 2014, one-third in June 2015, and one-third in June 2016).

  Performance-based Shares: Awarded 170,648 performance-based shares which are based on a three-year Total Shareholder Return.

  Other Benefit Plans and Programs: Retirement Plan, SERP, 401(k), health, vision, dental, various company-paid insurance plans, paid time off (vacations and holidays).
CEO MIX OF TOTAL DIRECT
COMPENSATION FOR 2013

CEO TOTAL - $3,035,000

2013 BUSINESS HIGHLIGHTS

In 2013, we achieved the following:

  Acquired Aurizon Mines Ltd. and its Casa Berardi gold mine;

  Returned Lucky Friday to historical full production rate;

  In connection with the Aurizon acquisition, we issued $500 million of 6.875% senior notes due in 2021;

  Produced 8.9 million ounces of silver, a 39% increase over 2012;

  Produced 119,989 ounces of gold, of which 62,532 ounces were produced at Casa Berardi;

  Increased year-end silver reserve levels for the eighth consecutive year to the highest in Company history, with silver reserves up 13% to 170 million ounces;

  Increased proven and probable gold reserves by 190% to 2.1 million ounces, a record level for the Company, principally due to the acquisition of Aurizon; and

  Ended the year with a cash balance of $212.2 million.

Hecla had very strong silver and gold production in 2013, due to the addition of the Casa Berardi gold mine and the Lucky Friday returning to historical full production levels. Production increased due to the ramp-up of the Lucky Friday mine, as well as higher-grade material being mined at our Greens Creek mine.

HISTORY OF HECLA

Hecla Mining Company is the largest primary silver producer in the U.S. and one of the lowest-cost producers, and a growing low-cost gold producer. The Company has two primary silver mines, one in Alaska (Greens Creek) and one in Idaho (Lucky Friday). The Company also recently acquired the Casa Berardi gold mine in Quebec.

In addition to its diversified silver and gold operating and cash-flow generating base, Hecla has a number of exploration properties and pre-development projects in five world-class silver and gold mining districts in North America, which are expected to grow silver production to 15 million ounces by 2017.

Established in 1891, Hecla is headquartered in Coeur d’Alene, Idaho, and has a sister office in Vancouver, B.C.

2013 Summary Compensation and Realized Compensation

Set forth below is the 2013 compensation for each named executive officer as determined under Securities and Exchange Commission (“SEC”) rules. Total compensation, as reported in the Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting and actuarial assumptions. Accordingly, it is not necessarily reflective of the compensation our named executive officers actually realized in 2013. To supplement that disclosure we have added the “W-2 Realized Comp.” column to the right of the table below to compare our named executive officers’ 2013 compensation as determined under SEC rules with W-2 income for 2013, which is the compensation our named executive officers actually received in 2013. For more information on total compensation as calculated under SEC rules, see the narrative and footnotes accompanying the Summary Compensation Table for 2013 on page 83.

2013 Summary Compensation and Realized Compensation

				Change in
				Pension Value
				and Non-			SEC Total
				Qualified			Without
			Non-Equity	Deferred			Change in	W-2
		Stock	Incentive Plan	Compensation	All Other	SEC	Pension	Realized
Name and Principal	Salary	Awards	Compensation	Earnings	Compensation	Total	Value	Comp.
Position	($)	($)	($)	($)	($)	($)	($)	($)
Phillips S. Baker, Jr.	575,208	1,073,874	1,497,375	692,922	15,300	3,854,679	3,161,757	1,930,208
President and Chief
Executive Officer
James A. Sabala	341,458	344,999	825,750	268,474	15,300	1,795,981	1,527,507	961,634
Senior Vice President
and CFO
Lawrence P. Radford	341,458	300,000	589,950	91,197	15,300	1,337,905	1,246,708	748,687
Senior Vice President –
Operations
Dr. Dean W. A. McDonald	279,443	300,000	455,400	183,417	16,210	1,234,470	1,051,053	699,286
Senior Vice President -
Exploration
David C. Sienko	241,875	154,001	387,900	60,693	15,300	859,769	799,076	553,419
Vice President –
General Counsel
Don Poirier	233,080	199,999	370,620	130,940	16,210	950,849	819,909	585,538
Vice President –
Corporate Development

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2014

This Proxy Statement and the accompanying Annual Report are available at:
http://www.hecla-mining.com

This Proxy Statement is being furnished by the Board of Directors (“Board”) of Hecla Mining Company, a Delaware corporation (“we,” “our,” “us,” “Hecla,” or the “Company”), to holders of shares of Hecla’s common stock, par value $0.25 per share, in connection with the soliciting of proxies to be voted at our Annual Meeting of Shareholders to be held on Thursday, May 22, 2014, at 10:30 a.m., Alaska Daylight Time, and any adjournment or postponement thereof (“Annual Meeting”), for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Shareholders. The Annual Meeting will be held at The Hotel Captain Cook, located at 939 W. 5th Avenue, Anchorage, Alaska.

If you held shares of our common stock on March 24, 2014 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote your shares by proxy over the Internet or by telephone.

On or about April 7, 2014, we mailed to our shareholders of record as of the close of business on the Record Date, either a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2013 Annual Report (“Proxy Materials”) online, or a printed copy of these Proxy Materials.

Notice of Electronic Availability of Proxy Materials

As permitted by SEC rules, we are making these Proxy Materials available to certain shareholders electronically via the Internet. The Notice contains instructions on how to access these Proxy Materials and vote by proxy online. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Materials. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting such materials contained in the Notice.

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting. As of the Record Date, _______________ shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Voting Matters and Vote Recommendation

Our Board recommends that you vote your shares as follows:

Proposal		Board Vote	Page Reference
No.	Matter	Recommendation	(for more detail)
		FOR EACH
1	Election of two directors	NOMINEE	19
2	Ratification of appointment of BDO USA, LLP as auditors for 2014	FOR	24
3	Approval of named executive officer compensation	FOR	28, 50
4	Approval of amendments to the Company’s Certificate of	FOR
	Incorporation and Bylaws to permit shareholders to call
	special meetings of shareholders		30

“Shareholder of Record” versus “Beneficial Owner”

If, on the Record Date, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution or other nominee (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these Proxy Materials are being forwarded to you by your broker. The broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

Special Note to Beneficial Holders of Shares of Common Stock

THE INFORMATION SET FORTH IN THIS SECTION IS IMPORTANT TO MANY SHAREHOLDERS OF THE COMPANY, SINCE MANY SHAREHOLDERS HOLD SHARES THROUGH THEIR BROKER OR OTHER NOMINEE AND DO NOT HOLD SHARES IN THEIR OWN NAME.

Shareholders who do not hold their shares in their own name (referred to in this Proxy Statement as “beneficial shareholders” or “beneficial owner”) should note that only proxies submitted by shareholders whose names appear on the Company records as the registered holders of shares of common stock can be recognized and acted upon at our Annual Meeting. If shares of common stock are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares of common stock will not be registered in the shareholder’s name on the Company records and are most likely registered under the names of the shareholder’s broker or an agent of that broker. In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depository for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee and custodian for many Canadian brokerage firms).

Applicable regulatory policy requires brokers to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings, unless a beneficial shareholder has waived the right to receive meeting materials. Every broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their shares of common stock are voted at our Annual Meeting. The form of proxy supplied to a beneficial shareholder by its broker (or the agent of the broker) is similar to the form of proxy provided to registered shareholders by us. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the beneficial shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and Canada. Broadridge typically applies a special sticker to proxy forms, mails those forms to the beneficial shareholders, and the beneficial shareholders return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions on the voting of shares to be represented at our Annual Meeting. A beneficial shareholder receiving a Broadridge proxy cannot use that proxy to vote shares of our common stock directly at our Annual Meeting – the proxy must be returned to Broadridge well in advance of our Annual Meeting, in order to have the shares of common stock voted.

Alternatively, a beneficial shareholder may request in writing that his or her broker send to the beneficial shareholder a legal proxy which would enable the beneficial shareholder to attend our Annual Meeting and vote his or her shares of common stock.

Information about Voting

The Notice containing instructions on how to access these Proxy Materials electronically cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by proxy using the Internet, telephone, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

  Mark, sign and date your proxy card; and

  Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

  Have your proxy card or Notice available;

  Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);

  Follow the instructions provided; and

  Do not mail your proxy card.

To vote by proxy by telephone:

  Have your proxy card available;

  Call the toll-free number listed on your proxy card (1-800-690-6903);

  Follow the recorded instructions; and

  Do not mail your proxy card.

To vote in person if you are a registered shareholder of record:

  Attend our Annual Meeting;

  Bring a valid photo identification; and

  Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a broker, financial institution or other nominee):

  Attend our Annual Meeting;

  Bring a valid photo identification; and

  Obtain from your broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan and hold shares of our common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 21, 2014, the Hecla shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan.

Inspectors of Election

Representatives of Broadridge will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting, decide the validity of proxies, and certify their count of all votes and ballots. Broadridge has been instructed that the vote of each shareholder must be kept confidential and may not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareholders).

Votes Required for the Proposals

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 1 (Election of Directors), Proposal 3 (Approval of Executive Compensation), and Proposal 4 (Approval of Amendments to Certificate of Incorporation and Bylaws), are not “routine” matters, whereas Proposal 2 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Accordingly, if you do not direct your broker how to vote for a director in Proposal 1 or how to vote for Proposal 3 or Proposal 4, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 - Election of Directors. For more information on director elections, see “Proposal 1 – Election of Directors” beginning on page 19. Pursuant to our Bylaws, each director will be elected by a majority of votes cast at the Annual Meeting, whether in person or by proxy. A properly executed proxy card marked “WITHHOLD” with respect to the election of directors will not be voted (and therefore will not be considered a vote cast) and will not count “FOR” the nominee or nominees for which the vote was withheld. Any shares not voted (whether by abstentions, broker non-votes or otherwise) have the same impact as an instruction to withhold authority in the election of directors, and will not affect the election of directors.

You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” authority to vote for one or more of the nominees.

Please note that this election of directors is an uncontested election, meaning that there is only one candidate for each of the two directorships to be elected at the Annual Meeting. In the future, if an election for a board seat is contested at an annual or special meeting, the candidate who receives the most “FOR” votes would be the winner of the election (assuming a quorum is present at the meeting) because instructions to withhold authority, abstention and broker non-votes are not considered to be votes cast for purposes of determining a majority vote under our Bylaws. As a result, all director elections under our Bylaws are effectively determined in the same manner as would be the case under a “plurality” voting standard.

Proposal 2 - Ratification of Appointment of BDO USA, LLP. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions or shares that are not voted are not counted as cast for this purpose. The appointment of our independent registered public accounting firm for calendar year 2014 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their clients on this item.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2014.

Proposal 3 – Approval of Named Executive Officer Compensation. For more information on approval of our executive compensation see “Proposal 3 - “Approval of Named Executive Officer Compensation” beginning on page 28. Please also review the Compensation Discussion and Analysis section beginning on page 50. The advisory vote on executive compensation requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions or shares that are not voted are not counted as cast for this purpose. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the compensation of our named executive officers.

Proposal 4 – Amendments to the Company's Certificate of Incorporation and Bylaws. The affirmative vote by at least eighty percent (80%) of the Company's outstanding shares of common stock eligible to vote is required for approval of Proposal 4. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve amendments to the Company’s Certificate of Incorporation and Bylaws.

Discretionary voting by proxies on other matters. Aside from the election of two directors, the ratification of the appointment of BDO USA, LLP, the approval of executive compensation, and the approval of amendments to the Company’s Certificate of Incorporation and Bylaws, we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr. and Michael B. White to vote on such matters at their discretion. No other proposals have been timely submitted in accordance with our Bylaws, and we are not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting.

Proxies

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. We have designated Phillips S. Baker, Jr., our President and Chief Executive Officer, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting.

When you sign the proxy card, you appoint Phillips S. Baker, Jr. and Michael B. White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card or, if no instruction is given, as set forth in the following paragraph. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting in case your plans change.

Properly signed and dated proxies received by us prior to or at the Annual Meeting will be voted as instructed on the proxies or, in the absence of such instruction:

(i)	FOR the election to the Board of Phillips S. Baker, Jr. and Dr. Anthony P. Taylor;

(ii)	FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2014;

(iii)	FOR approval of our named executive officers’ compensation; and

(iv)	FOR approval of the amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

  By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company
Attn: Corporate Secretary
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408

  By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or

  By voting in person at the Annual Meeting.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the Hecla Mining Company Capital Accumulation Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares. If you hold your Hecla shares outside of the plan, you may vote those shares separately.

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow & Co., LLC to assist in the solicitation of votes for an estimated fee of $8,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815 or by sending an email to hmc-info@hecla-mining.com.

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2013, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2013, without cost, by written or oral request to:

Hecla Mining Company
Attention: Jeanne DuPont
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at http://www.sec.gov/edgar.shtml or on our website at http://www.hecla-mining.com.

Hecla’s Transfer Agent

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
800-937-5449 or 718-921-8275

Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed above. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at http://www.hecla-mining.com under “Investors” and selecting the “Annual Report and Proxy Material” icon and following the instructions. If your shares are held in street name, please contact your broker and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year. This process is designed to expedite shareholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports and news releases by email. You may sign up for this service by visiting our website at http://www.hecla-mining.com and selecting the “Email Updates” icon on our home page.

Direct Registration System and Investor Services

The Direct Registration System (“DRS”) is a system that allows your Hecla shares to be held in your name in book-entry form, without having a physical certificate issued. You retain full ownership of your shares, and you have the same rights and privileges as holders of shares held in certificate form. You may request a physical certificate at any time, although it is generally easier and more efficient to maintain your shares in non-certificated form. The benefits of DRS are:

  Provides accurate, quick and cost-efficient transfers between our transfer agent and your broker/dealer;

  Ensures secure electronic transfer of your securities;

  Reduces the risk with physical certificates being processed, including turnaround delays, mail losses and risks associated with stolen, forged or counterfeit certificates;

  You will receive a periodic annual statement from our transfer agent. Unlike a physical certificate, if you lose the statement, it is easy to get another one; and

  It is generally safer to own your shares in book-entry form because there are no certificates to be stolen, lost or destroyed. There is also no need to rent a safe-deposit box or other safe place to keep the certificates, and you do not have to send them in the mail or insure them.

You can contact our transfer agent, American Stock Transfer & Trust Company, at the address and telephone number listed above for more information on DRS.

Our transfer agent also offers expanded online services through its affiliate, AST Investor Services, an online retail investor portal. For example, it offers shareholders the ability to consolidate positions in a single account.

For more information on this service, contact AST Investor Services at 1-888-444-0057, or visit them on the Internet at www.astinvestor.com, or through customer service at Customerservice@astinvestor.com.

PROVISIONS OF HECLA’S BYLAWS WITH
RESPECT TO SHAREHOLDER PROPOSALS AND
NOMINATIONS FOR ELECTION AS DIRECTORS

You may submit proposals for consideration at future annual shareholder meetings, including director nominations, as follows:

Shareholder proposals at the 2015 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended, and Rule 14a-11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;

(b)	As to any other business that the shareholder proposes to bring before the meeting, who has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

(ii) the class and number of Company shares which are owned beneficially, and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2015 Annual Meeting of Shareholders is January 22, 2015 (the 120th day preceding the anniversary of the 2014 Annual Meeting) to February 21, 2015 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Shareholder proposals to be included in next year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2015 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 8, 2014. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Identifying and Evaluating Nominees for Directors

General Principles and Procedures. The Corporate Governance and Directors’ Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The committee is responsible for ensuring that the composition of the Board accurately reflects the needs of our business. In the event vacancies are anticipated, or arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election at the next annual meeting of shareholders.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, who the committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

The committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole to contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Shareholder Nominees

The committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page 15. Shareholders who wish to submit a proposed nominee to the committee should send written notice to the Corporate Governance and Directors’ Nominating Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page 15. The notification should set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act, including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of the Company owned beneficially and of record by such shareholder or beneficial owner. The committee will consider shareholder nominees on the same terms as nominees selected by the committee.

Regardless of how a candidate is brought to the committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Director Qualifications, Evaluation, and Nomination

The committee believes that nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity that is engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for re-election at the Annual Meeting, the committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the strategic plan of the Company; and (iv) working with management to implement the strategic plan and mission statement. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, executive management, accounting, finance, mining, and board service. The committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Corporate Governance and Directors’ Nominating Committee and the Board to determine that the person should serve as a director for the Company.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our current Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. The current Board is composed of seven directors.

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are two directors whose terms will expire at the 2014 Annual Meeting: Messrs. Phillips S. Baker, Jr. and Dr. Anthony P. Taylor.

At a meeting held by the Corporate Governance and Directors’ Nominating Committee in February 2014, the committee determined that the two directors whose terms are expiring - Messrs. Baker and Taylor - were qualified candidates to stand for re-election at the Annual Meeting. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 72nd birthday. At the time of the Annual Meeting, Dr. Taylor will be 72. At the recommendation of the Corporate Governance and Directors’ Nominating Committee (with Dr. Taylor recusing himself from the meeting), the Board elected to waive the retirement age requirement and nominated Dr. Taylor to stand for re-election at the Annual Meeting. In reaching this decision, the Board noted that Dr. Taylor’s extensive experience, and the continuity of leadership would benefit Hecla and its shareholders. At the same time, the Board affirmed its support of the mandatory retirement age. The Corporate Governance and Directors’ Nominating Committee also recommended to the Board that Mr. Baker stand for re-election at the Annual Meeting. Subsequently, the Board designated Messrs. Baker and Taylor as nominees for re-election as directors of the Company, each for a three-year term expiring in 2017. Each nominee has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Phillips S. Baker, Jr. and Dr. Anthony P. Taylor. The Board knows of no reason why the nominees will be unable or unwilling to accept election. However, if any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Corporate Governance and Directors’ Nominating Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Director Qualifications and Biographical Information

Biographical information for each of the director nominees is set forth below, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the director nominees should serve as a director.

Our Board includes individuals with strong backgrounds in executive leadership and management, accounting and finance, and Company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term best interests of our shareholders.

Nominees for Election to the Board – Term Ending at the 2014 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2017. The nominees are as follows:

PHILLIPS S. BAKER, JR., 54, a director since 2001, has been our Chief Executive Officer since May 2003 and has served as our President since November 2001. He has also served as a Director of QEP Resources, Inc. (an independent natural gas and oil exploration and production company), since May 2010, as well as serving as a Director for Questar Corporation (a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company) from February 2004 through June 2010.

Key attributes, experience and skills: As our Chief Executive Officer for nearly eleven years and our President and a director since 2001, Mr. Baker is very familiar with Hecla and all of our operations, and is unique among our directors in his institutional knowledge of the Company. His over 27 years’ experience with mining companies is a key component of our Board’s collective experience. Mr. Baker has served on the board of other publicly held mining and natural resource companies and holds legal and accounting degrees, each of which provides additional experience and skills that are helpful to our Board. It is these attributes that led the Board to conclude that Mr. Baker should continue to serve as a director of Hecla.

DR. ANTHONY P. TAYLOR, 72, a director since 2002, has been the President, CEO and Director of Selex Resources Ltd. (a private Ontario Corporation engaged in mineral exploration) since January 2012. He previously served as Executive Chairman of Crown Gold Corporation (an exploration company) from August 2010 to August 2012, after serving as Chief Executive Officer and Director of Gold Summit Corporation (a public Canadian minerals exploration company) from October 2003 to August 2010. Since October 2001, he has served as President and Director of Caughlin Preschool Co. (a private Nevada corporation he co-founded that operates a preschool).

Key attributes, experience and skills: Dr. Taylor has almost 50 years’ experience in the mining industry in all levels of exploration from a field geologist to senior management for Cominco, Selection Trust, BP Minerals and Gencor until 1996. Since then, he has led the formation of three start-up mineral exploration companies based in Nevada. He has extensive experience in lead, zinc, nickel, copper, diamond, gold and silver exploration from his work in Europe, Australia, South Africa, and North and South America. It is these attributes that led the Board to conclude that Dr. Taylor should continue to serve as a director of Hecla.

The Board recommends that shareholders vote “FOR” the election of Phillips S. Baker, Jr. and Dr. Anthony P. Taylor

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected.

Continuing Members of the Board – Term Ending at the 2015 Annual Meeting

GEORGE R. NETHERCUTT, JR., 69, a director since 2005, has been a Principal of Nethercutt Consulting LLC (a strategic planning and consulting firm), since January 2007. He has served as Chairman of The George Nethercutt Foundation (a non-profit student leadership and civics education charity), since 2007; Member, Board of Directors IP Street (a software company), since May 2011; Of Counsel, Lee & Hayes PLLC (a law firm), since September 2010; a Board Member of Washington Policy Center (a public policy organization providing analysis on issues relating to the free market and government regulation), since January 2005; a Board Member of ARCADIS Corporation (an international company providing consultancy, engineering and management services), since May 2005; Board of Chancellors, Juvenile Diabetes Research Foundation International (a charity and advocate of juvenile diabetes research worldwide), since June 2011. He also served as U.S. Chairman of the Permanent Joint Board on Defense - U.S./Canada from April 2005 to December 2009; Member, U.S. House of Representatives from 1995 to 2005; Member, Subcommittee on Interior, Agriculture and Defense Appropriations from 1995 to 2005; Member, Committee on Science and Energy from 1998 to 2005; and Vice Chairman, Defense Subcommittee on Appropriations from 2000 to 2004. Mr. Nethercutt has also been a member of the Washington State Bar Association since 1972.

Key attributes, experience and skills: While serving as a U.S. Congressman, Mr. Nethercutt’s focus was on natural resources policy, mining legislation and environmental policies on public lands. Mr. Nethercutt’s extensive political background also included working as a staff member in the U.S. Senate in Washington, D.C., where he focused on issues relating to oil and gas, natural resources, mining and commerce. He served as chief of staff to a U.S. Senator from Alaska, working on such issues as agriculture, fisheries, timber and mining. Mr. Nethercutt’s consulting business consists of representing clients with mining and natural resources issues. He holds a Juris Doctor degree which he used to gain experience and expertise in business, natural resources and mining law. It is these attributes that led the Board to conclude that Mr. Nethercutt should continue to serve as a director of Hecla.

JOHN H. BOWLES, 68, a director since 2006, was a Partner in PricewaterhouseCoopers LLP (an accounting firm) from April 1976 until his retirement in June 2006. He has served as a Director of Mercator Minerals LTD. (a copper, molybdenum and silver mine), since April 2011; Director of Boss Power Corp. (a mineral exploration company) from September 2007 to November 2013; Treasurer, Mining Suppliers Association of British Columbia (an association of providers of equipment, products and related services to the British Columbia mining industry) from May 1999 to May 2012; and Director Emeritus, Ducks Unlimited Canada (a national, private, non-profit wetland conservation organization), since March 1996. He also served as a Director of HudBay Minerals Inc. (a zinc, copper, gold and silver mining company) from May 2006 to March 2009. He was appointed a Fellow of the British Columbia Institute of Chartered Accountants in December 1997, and appointed a Fellow of the Canadian Institute of Mining and Petroleum in May 2003. In 2006, Mr. Bowles was named Mining Person of the Year by the Mining Association of BC.

Key attributes, experience and skills: Mr. Bowles is a chartered accountant and served with one of the “Big Four” auditing firms, where he specialized in the audits of public companies in the mining industry. He is currently serving as a board member of a copper, molybdenum and silver producing company, and previously served as a director for a mineral exploration company and a zinc, copper, gold and silver mining company. It is these attributes that led the Board to conclude that Mr. Bowles should continue to serve as a director of Hecla.

Continuing Members of the Board – Term Ending at the 2016 Annual Meeting

TED CRUMLEY, 69, a director of the Company since 1995, was the Executive Vice President and Chief Financial Officer of OfficeMax Incorporated (distributor of office products) from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005; and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation (manufacturer of paper and forest products) from 1994 to 2004.

Key attributes, experience and skills: Mr. Crumley has over 30 years’ experience in management, finance and accounting in the natural resources industry. He understands all aspects of our business, including the mining elements. He has served on Hecla’s Board since 1995, making him the longest serving member of the Board, and also holds the position of Chairman of the Board. It is these attributes that led the Board to conclude that Mr. Crumley should continue to serve as a director of Hecla.

CHARLES B. STANLEY, 55, a director of the Company since 2007, has been Chief Executive Officer, President and Director of QEP Resources, Inc. (an independent natural gas and oil exploration and production company), since May 2010. He was appointed Chairman of the Board of QEP Resources, Inc. in May 2012. He has also served as Chairman, Chief Executive Officer, President and Director of QEP Midstream Partners, LP (a master limited partnership that owns, operates, acquires and develops midstream energy assets) since 2013. He also served as Chief Operating Officer of Questar Corporation (a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company) from March 2008 to June 2010; Executive Vice President and Director of Questar Corporation from February 2002 to June 2010; President and Chief Executive Officer, Questar Market Resources, Inc., Wexpro Company (exploration and production company, develops and produces gas reserves), Questar Exploration and Production Company (oil and gas exploration and production), Questar Gas Management Company (gas gathering and processing) and Questar Energy Trading Company (wholesale marketing and storage) from February 2002 to June 2010.

Key attributes, experience and skills: Mr. Stanley has over 30 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources and is familiar with the financial reporting, disclosure, governance, and control requirements imposed on public companies by various regulatory agencies because of his experience as an executive officer of an SEC registrant, in which he is required to certify the company’s filings with the SEC. It is these attributes that led the Board to conclude that Mr. Stanley should continue to serve as a director of Hecla.

TERRY V. ROGERS, C. Dir., 67, a director of the Company since 2007, was the Senior Vice President and Chief Operating Officer of Cameco Corporation (a uranium producer) from February 2003 until his retirement in June 2007. He was the former President of Kumtor Operating Company (a gold producing company and a division of Cameco Corporation) from 1999 to 2003 and has served on the Board of Directors of Centerra Gold Inc. (a gold mining company) since February 2003.

Key attributes, experience and skills: Mr. Rogers has over 30 years’ experience in the mining industry where he held several executive positions with major mining companies and their subsidiaries worldwide. His duties included decision-making processes which established the strategic direction of those companies. He has experience in operating mining projects, including being a mine manager and overseeing all aspects of production, engineering, planning and administrative services. Mr. Rogers also has experience in open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world. Mr. Rogers obtained the Chartered Director (C. Dir.) designation from The Directors College (a joint venture of McMaster University and The Conference Board of Canada) in March 2011. In 2013, Mr. Rogers also obtained the Human Resources and Compensation Committee Certified (H.R.C.C.C.) designation from The Directors College. It is these attributes that led the Board to conclude that Mr. Rogers should continue to serve as a director of Hecla.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF BDO USA, LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2014

The Audit Committee has appointed BDO USA, LLP (“BDO”), to serve as our independent registered public accounting firm for 2014, subject to ratification by our shareholders. BDO has served as our independent registered public accounting firm since 2001.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, we are asking our shareholders to ratify the appointment of BDO as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm, and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

The Audit Committee consists of John H. Bowles (Chairman), Terry V. Rogers, and Charles B. Stanley. Each member of the committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules. In addition, each member of the committee is financially literate and the Board has determined that each member of the committee qualifies as an audit committee “financial expert” as defined by SEC rules.1 In addition to Hecla, Mr. Bowles serves on the audit committee of one Canadian public company. Mr. Rogers serves on the audit committee of one Canadian public company. Mr. Stanley does not serve on the audit committee of any other public companies.

The committee’s principal functions are to assist the Board in fulfilling its oversight responsibilities, and to specifically review: (i) the integrity of our financial statements; (ii) the independent auditor’s qualifications and independence; (iii) the performance of our internal auditor and the independent auditor; and (iv) our compliance with laws and regulations, including disclosure controls and procedures. During 2013, the committee worked with management, our internal auditor and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The committee met six times in 2013.

The committee acts under a written charter as amended and restated effective January 1, 2007. You may obtain a copy of the charter in the “Company” section of http://www.hecla-mining.com under “Corporate Governance.”

Review of the Company’s Audited Financial Statements for the Calendar Year Ended December 31, 2013

The committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. Our independent auditors are engaged to audit and express opinions on the conformity of our financial statements to accounting principles generally accepted in the United States, and the effectiveness of our internal control over financial reporting.
____________________

1 Audit Committee “financial expert” is defined as a person who has thorough: (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or position performing similar functions; (ii) experience actively supervising one or more such persons; (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (iv) other relevant experience and the following attributes: (a) an understanding of Generally Accepted Accounting Principles and financial statements; (b) the ability to assess the general application of Generally Accepted Accounting Principles in connection with the accounting for estimates, accruals, and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by a company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions.

The committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal control over financial reporting, with management and the independent auditor. The committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees (AS 16)). In addition, the committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) for independent auditor communications with audit committees concerning independence, and has discussed with the independent auditors the independent auditor’s independence. The committee meets with the internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2013, for filing with the SEC.

Appointment of Auditors

The Audit Committee has appointed the firm of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2014. Under the Sarbanes-Oxley Act of 2002, the committee has the sole authority to appoint the independent auditors for us. However, the Board feels that it is important for the shareholders to approve the selection of BDO. The Board is asking our shareholders to ratify and approve the selection of BDO as our independent registered public accounting firm for 2014. BDO has served as our independent auditor since 2001. Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Respectfully submitted by
The Audit Committee of the
Board of Directors

John H. Bowles, Chairman
Terry V. Rogers
Charles B. Stanley

AUDIT FEES

Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees for other services rendered by BDO during those periods.

	2013	2012
Audit Fees	$963,697	$449,500
Audit Related Fees	89,203	85,000
Tax Fees	37,658	12,495
All Other Fees	- -	- -
Total	$1,090,558	$546,995

Audit Fees. Annual audit fees relate to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the registration of securities with the SEC. For 2013, the audit fees reflect additional work required in connection with (1) the acquisition of Aurizon Mines, including review of predecessor’s auditor files, review of its purchase price adjustment, and the audit of a newly acquired business unit, and (2) the offering of the 6.875% Senior Notes and related comfort letter.

Audit Related Fees. Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans.

Tax Fees. Tax services consisted of fees for tax consultation and tax compliance services, tax planning and miscellaneous tax research. For 2013, the additional tax fees were in connection with the acquisition of Aurizon Mines.

All Other Fees. There were no other fees.

The Audit Committee considers whether the provision of these services is compatible with maintaining BDO’s independence, and has determined such services for calendar years 2013 and 2012 were compatible with such independence. All of the fees were pre-approved by the committee. All of the services described above were approved by the committee pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Regulation S-X promulgated by the SEC, to the extent that rule was applicable during calendar years 2013 and 2012.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the committee is requested. The committee reviews these requests and advises management if the committee approves the engagement of the independent auditor for specific projects. On a periodic basis, management reports to the committee regarding the actual spending for such projects and services compared to the approved amounts. The committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more committee members, provided that any such pre-approvals are reported on at a subsequent committee meeting.

PROPOSAL 3 – APPROVAL OF NAMED EXECUTIVE
OFFICER COMPENSATION

We are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote on executive compensation proposal gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in the Compensation Discussion and Analysis beginning on page 50.

The vote is advisory and therefore not binding on Hecla, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Our executive compensation program, composed of base salary, short- and long-term incentives, and equity awards, is intended to align the interests of our named executive officers with the long-term interests of our shareholders.

Shareholder Outreach

As a result of last year’s say-on-pay vote, which achieved 53.4% support, the Company undertook significant shareholder outreach efforts. In September 2013, the Chairman of the Compensation Committee contacted investors that as of June 30th collectively held over 39% of the Company’s common stock. The purpose was to gain insight and perspective on our executive compensation programs and policies, as disclosed in our proxy statement and supplemental filings for our 2013 Annual Meeting. A management team (excluding NEOs) ultimately held one-on-one discussions with shareholders holding over 15% of the Company’s common stock and obtained constructive feedback on our executive compensation program.

The Compensation Committee, with the assistance from management and its compensation consultant, considered the opinions heard during these meetings and the analysis provided by proxy advisory firms. As a result of this work and the committee’s ongoing efforts to ensure a strong alignment between executive pay and Company performance, the committee made the following changes to the executive compensation program:

What we heard . . .	How we responded . . .
The Company’s Annual Incentive Plan permits too much discretion by the committee and does not include enough metrics. Shareholders prefer awards based on measurable improvements in performance against objective metrics considered to be key drivers of value creation, such as return on equity, earnings per share, or EBITDA.	Modified the Annual Incentive Plan, starting with the 2014 Annual Incentive Plan, in an effort to achieve a more metric-based approach, with less committee discretion. See “Overview of 2014 Compensation Program Changes” on page 54.

The Company doesn’t publish its existing three-year plans under its Long-term Incentive Plan. In past years we have only published the three-year plan that we finished and the awards received under the plan.	We now describe all of our current three-year plans. We added a description for each of our current three-year plans (2012-2014, 2013-2015, and 2014-2016). See “Overview of 2014 Compensation Program Changes” on page 54.
The Company’s Change of Control Agreements have a “single-trigger” for vesting of equity. Our Employment Agreements actually provided for a “double-trigger.” But our stock plans provided for a single-trigger.
We amended our agreements in February 2014, to further clarify the “double-trigger.” We chose not to amend the stock plans because we believe the single-trigger is an appropriate benefit to employees other than those that have agreements. We further amended the agreements so they are now entitled “Change of Control Agreements.” See “Change of Control Agreements” on page 81.
Communications are not transparent enough. Shareholders expect an explicit and easily understood explanation of our program and its outcomes in the Compensation Discussion and Analysis.	We revised our Compensation Discussion and Analysis. We have overhauled the presentation of how we make pay decisions to increase clarity. In addition, our new compensation framework is designed to be easier to understand and more transparent.

The committee believes the changes made for 2014 are responsive to the feedback from investors and proxy advisory firms, and enhance the performance orientation of our executive compensation program. Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 50, which discusses in further detail the changes we have made to our executive compensation program. The current frequency of shareholder advisory votes on executive compensation is every year.

We are asking shareholders to approve the following resolution at the 2014 Annual Meeting:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.”

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers.

PROPOSAL 4 – APPROVAL OF AMENDMENTS TO THE COMPANY’S
CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT
SHAREHODLERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

We are seeking the approval of our shareholders to amend our Certificate of Incorporation and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws, as described below. Currently, shareholders do not have the right to call special shareholder meetings; only our Board can call such meetings. If approved, this proposal would become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

In furtherance of our ongoing corporate governance initiatives and based upon the recommendation of the Corporate Governance and Directors’ Nominating Committee, our Board approved and declared advisable at its meeting on February 21, 2014 the right of shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to compliance with the requirements set forth in our Bylaws, as proposed to be amended.

Our Board believes that establishing an ownership threshold of at least 25% in order for a shareholder (or group of shareholders) to request a special meeting strikes an appropriate balance between enhancing shareholder rights and avoiding the situations that could arise if the threshold were set so low that a small minority of shareholders, including shareholders with special interests, could force the Company to incur the time and expense of convening a special meeting to consider a matter of little or no interest to other shareholders. Organizing and preparing for a special meeting involves significant attention of our Board and management, which could divert their attention from performing their primary functions: to oversee and operate our business in the best interests of our shareholders. In addition, for every special meeting of shareholders, the Company incurs significant costs. We will continue to maintain our existing governance mechanisms that afford management and the Board the ability to respond to proposals and concerns of all shareholders, regardless of the level of share ownership.

Establishing a 25% “net long position” threshold for the right to call a special meeting would ensure that matters proposed for consideration have significant support among our shareholders. A shareholder’s “net long position” is generally defined as the amount of common stock in which the shareholder holds a positive (also known as “long”) economic interest, reduced by the amount of common stock in which the shareholder holds a negative (also known as “short”) economic interest. In addition, requiring that shareholders must have held their stock for at least 120 days, helps to ensure that their economic interest in the Company’s affairs is more than transitory. Also during the required 120 day holding period, the Company will continue to make disclosure through its statutory filings, which may provide shareholders with information that might avoid an unnecessary call for a special meeting of shareholders.

The proposed amendment to our Bylaws contains procedural and informational requirements for shareholders to call a special meeting, including without limitation, that (i) no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting, (ii) a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary, (iii) no shareholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 120 days before the special meeting request was received by the Secretary, (v) any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold and (vi) the requesting shareholder’s notice must include information (as specified in the amendment to the Bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

The Board is committed to good governance practices and believes the proposed amendments to our Certificate of Incorporation and Bylaws to allow shareholders to call special meetings of shareholders are in the best interests of the Company and our shareholders.

The above description is a summary, and is qualified by and subject to the full text of the proposed amendments to our Certificate of Incorporation and Bylaws, which are set forth in Appendix A and Appendix B, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

Our Board has approved this proposal, and according to our current Certificate of Incorporation and Bylaws, approval of this proposal requires the affirmative vote of holders of at least 80% of our outstanding shares of common stock.

The Board recommends that shareholders vote “FOR” the amendments to the Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders.

CORPORATE GOVERNANCE

Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance. Our corporate governance practices can be found in our Bylaws, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. Each standing committee of the Board of Directors has a charter, which can be found at http://www.hecla-mining.com. The charters of each committee spell out the committees’ roles and responsibilities assigned to each by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. This “Corporate Governance” section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our shareholders.

Shareholder Outreach

In addition to consideration of compensation practices, our shareholder outreach and analysis of proxy advisory firms positions, we also considered corporate governance matters. The Corporate Governance and Directors’ Nominating Committee and our Board determined to make certain corporate governance changes that they believe will address concerns implied by the proxy advisory firms, as well as our shareholders. These are as follows:

What we heard . . .	How we responded . . .
Shareholder Rights. They would prefer to see shareholders’ rights to call a special meeting in our Bylaws.	We have included a proposal on the ballot to amend our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders. See “Proposal 4” on page 30.
Succession Plan for CEO and Chairman. There was concern that we did not have a succession policy.	We amended our Corporate Governance Guidelines to include a provision for succession for the CEO and Chairman. See “Succession Planning” on page 37.

There were certain other corporate governance matters that were of concern to the proxy advisory firms and some of our shareholders, where we feel responding as suggested would hinder the Company and be potentially counterproductive to shareholder interests. These are as follows:

What we heard . . .	How we responded . . .
Board Independence. There is concern about our CEO and one of our directors sitting on each other’s boards.	Under Section 303A.02 of the NYSE rules, Mr. Stanley passes all of the independence tests. Neither Mr. Stanley nor Mr. Baker sit on each other’s compensation committee, and during Board discussions on CEO compensation, Mr. Stanley abstains from voting. The Corporate Governance and Directors’ Nominating Committee had extensive discussion and concluded that it was beneficial for Mr. Baker to serve on another company’s board despite the time commitment required. Mr. Stanley and Mr. Baker sitting on each other’s board enhance the benefit of the experience of board service on another company.
Tenure of Directors. The average tenure is 10 years. Shareholders expect to see refreshment over time. The Company’s Chairman of the Board has served on the Board for 19 years.

We believe that long service has been beneficial to the Company. The past five years has been a period of tremendous change for Hecla: settling a major extended environmental lawsuit; surviving the financial crisis, making the two largest acquisitions in the Company’s 123 year history that substantially increased the Company’s production and exposure to gold; issuing the Company’s first bonds, and selling Venezuelan gold assets. These changes and others require a board that understands the options available to the Company, is diligent in following the industry outside of meetings and is available to meet on a regular basis. From 2008 to 2013, the Board met 52 times. Setting term limits deprives a Board of perspective, continuity, confidence and comfort to make the decisions related to these dramatic changes. Term limits also focuses more of the Board’s attention on the Board and its members rather than on the Company and its strategy.

Dr. Taylor, who is standing for re-election at our Annual Meeting, has reached the mandatory retirement age. The Corporate Governance and Directors’ Nominating Committee has considered replacements but has not nominated a new candidate. The Board waived the requirement, so we would not have to decrease the size of the Board, and to give us more time to find a suitable replacement, while having a Board that can make strategic decisions for the Company.

While our Chairman has served on the Board for 19 years, he has only served the last 8 years as Chairman. Until 2005, the year be became our non-management Chairman, he was an officer of a large publically traded company. With his extensive corporate, financial, federal regulatory, state of Idaho and natural resource experience, he has been the ideal person to lead the Board.

Classified Board. Shareholders prefer a declassified Board because it results in accountability for all directors if the Company does not perform.	We prefer a classified board because it leads to (1) greater stability and continuity (in that such director’s offer more knowledge and deeper counsel about the business based on their longer tenure), and (2) protection against abusive takeover tactics. During periods of dramatic change in the strategy of the Company, this stability and continuity is an important benefit allowing the Company to accomplish the changes.

Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence required by the NYSE. In determining independence each year, the Corporate Governance and Directors’ Nominating Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. To guide its determination of whether a director is independent, the Board has adopted the following NYSE listing standards:

A director will not be independent if:

  the director is, or has been, within the last three years, our employee, or an immediate family member2 is, or has been within the last three years, our executive officer3;

  the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  the director is: (i) a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of a firm that is our internal or external auditor and who personally works on the Company’s audit; or (iii) the director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three calendar years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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2 An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

3 The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Pursuant to our Corporate Governance Guidelines, the committee undertook its annual review of director independence in February 2014. During this review, the committee considered transactions and relationships between each director or any member of his immediate family and Hecla and our subsidiaries and affiliates, including relationships described below and any reported on page 43 under “Certain Relationships and Related Transactions.” The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based upon an assessment of all facts and circumstances known to the committee, including, among other things, a review of questionnaires submitted by our directors, the committee and the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

John H. Bowles	Dr. Anthony P. Taylor
Terry V. Rogers	George R. Nethercutt, Jr.
Charles B. Stanley	Ted Crumley

Messrs. Stanley and Baker both serve as members of the board of directors of QEP Resources, Inc., of which Mr. Stanley is CEO. The committee reviewed this relationship with the Board, and the Board made the affirmative decision that this relationship did not disqualify Mr. Stanley from being independent. Neither Mr. Baker nor Mr. Stanley serve on the Compensation Committee of either Hecla or QEP Resources, Inc.

Mr. Baker is our President and Chief Executive Officer. As such, he cannot be deemed independent under the NYSE listing standards.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Family Relationships

There are currently no family relationships between the directors or executive officers of Hecla.

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates who bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

Board Leadership and Executive Sessions

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the Chief Executive Officer to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the Chief Executive Officer, and to lead the activities of the Board. The Board has also determined that having a non-management director serve as Chairman of the Board is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

Mr. Ted Crumley is our Chairman of the Board. He chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include chairing annual meetings of shareholders, overseeing the preparation of agendas for Board meetings, preparing for executive sessions of the Board and providing feedback to the Chief Executive Officer, staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the Chief Executive Officer with respect to sensitive issues, and other matters. Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board and committee meeting and during 2013, executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman of the Board. Our non-management directors meet in executive sessions without management present, unless the non-management directors request their attendance.

For the foregoing reasons we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Succession Planning

The Compensation Committee of the Board, the Chief Executive Officer, and the Director of Human Resources maintain an ongoing focus on executive development and succession planning to prepare the Company for future events. In addition to preparing for the Chief Executive Officer’s succession, the succession planning process includes all executive officer positions. A comprehensive review of executive talent determines participants’ readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare them for greater responsibilities. The Chief Executive Officer and Director of Human Resources make a formal succession planning presentation to the Board annually.

In light of the critical importance of executive leadership to the Company’s success, the Compensation Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed our Chief Executive Officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team.

In December 2013, the Board approved an amendment to the Company’s Corporate Governance Guidelines to provide that in the event of the death, resignation, removal or incapacitation of (i) the current Chairman of the Board, as provided in the Bylaws, the President and Chief Executive Officer will act as the Chairman of the Board until his successor is duly elected, or (ii) the President and Chief Executive Officer, the Chairman of the Board will act as the President and Chief Executive Officer until his successor is duly elected.

Role of Board in Risk Oversight

Our management is responsible for identifying and reviewing risks facing the Company, including, without limitation, strategic, operational, financial, compensation and regulatory risks, and meets regularly as part of such responsibility to review and discuss the Company’s risk exposure. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize the Company’s risk exposure. We also believe that our leadership structure and the use of executive sessions as described above aids the Board in risk oversight.

The Audit Committee is responsible for considering and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures. The committee regularly reviews and monitors compliance with securities and financial regulations, in addition to overseeing the audit work performed on behalf of the Company in the area of internal audit for compliance with the Sarbanes-Oxley Act. The committee meets at least quarterly to review the major financial risk exposures in connection with various matters, including the filing of quarterly reports with the SEC.

The Corporate Governance and Directors’ Nominating Committee monitors the effectiveness of the Company’s Corporate Governance Guidelines.

The Compensation Committee assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking.

To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chairman will raise risks at the next scheduled meeting of the Board.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

Board Self-Evaluation

Each year the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chairman of the Corporate Governance and Directors’ Nominating Committee to the whole Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to take to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process.

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time-to-time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to our website at http://www.hecla-mining.com under the tab entitled “Company” and then select the tab entitled “Corporate Governance” for any changes in this process.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available by accessing our website at http://www.hecla-mining.com under the tab entitled “Company” and then selecting the tab entitled “Corporate Governance.” These include:

  Corporate Governance Guidelines;

  Whistleblower Policy;

  Charters of the Audit, Compensation, Corporate Governance and Directors’ Nominating and Health, Safety, Environmental & Technical Committees of the Board;

  Code of Ethics for our Chief Executive Officer and Senior Financial Officers; and

  Code of Business Conduct and Ethics for Directors, Officers and Employees.

The information on our website is not incorporated by reference into this Proxy Statement.

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines

The Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

Code of Business Conduct and Ethics

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our community, and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. Our Code of Business Conduct and Ethics covers many topics, including conflicts of interest, confidentiality, fair dealing, protection, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Business Conduct and Ethics for directors, officers and employees, our Chief Executive Officer, Chief Financial Officer and Controller are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Corporate Governance and Directors’ Nominating Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Business Conduct and Ethics, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Business Conduct and Ethics. Our employees may submit any concerns regarding apparent violations of the Code of Business Conduct and Ethics to their supervisor, our General Counsel, the Chairman of the Corporate Governance and Directors’ Nominating Committee, or through an anonymous telephone hotline.

Whistleblower Policy

The Audit Committee adopted a Whistleblower Policy, which encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through an anonymous telephone hotline. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, in June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is encouraged to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer and should comply with the guidelines within five years of the adoption of the guidelines.

Similarly, we believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the Company established stock ownership guidelines for the Company’s senior management. The guidelines for the Chief Executive Officer are six times base salary, which should be achieved within five years of the adoption of the guidelines. The guidelines for all other executive officers are two times base salary, which should be achieved within five years of the adoption of the guidelines. Unvested shares of restricted stock, restricted stock units and shares held directly are considered owned for purposes of the guidelines. Stock ownership does not include unexercised stock options. See “Executive Stock Ownership as of December 31, 2013” on page 79.

Board Meetings During 2013

It is our policy that all directors are expected, absent compelling circumstances, to prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of shareholders. Our Board met six times in calendar year 2013, of which four were regularly scheduled meetings. Each member of the Board attended all Board meetings and meetings of Board committees of which he was a member in calendar year 2013. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2013.

Committee Assignments

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below. There are currently seven members on our Board.

Corporate
				Governance	Health, Safety,
				and Directors’	Environmental
	Executive	Audit	Compensation	Nominating	and Technical
Director	Committee	Committee	Committee	Committee	Committee
Phillips S. Baker, Jr.	Chair
John H. Bowles	X	Chair			X
Ted Crumley *	X		X
George R. Nethercutt, Jr.			Chair	X
Terry V. Rogers		X	X		Chair
Charles B. Stanley		X		X	X
Dr. Anthony P. Taylor			X	Chair	X
2013 Meetings	0	6	4	3	4

* Chairman of the Board

Committees of the Board

The Board has five standing committees: Audit; Compensation; Corporate Governance and Directors’ Nominating; Health, Safety, Environmental & Technical; and Executive. Information regarding these committees is provided below. With the exception of the Executive Committee, all remaining committees are composed entirely of independent directors. The charters of the Audit, Compensation, Corporate Governance and Directors’ Nominating, and Health, Safety, Environmental and Technical Committees are available on the Company’s website at http://www.hecla-mining.com under “Company” and then select “Corporate Governance.” You may also obtain copies of these charters by contacting the Company’s Investor Relations Department.

Executive Committee. The Executive Committee is empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws or Delaware law, which are specifically reserved to the whole Board.

Audit Committee. The functions of the Audit Committee are described under the heading “Audit Committee Report” beginning on page 25. Each member of the committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules. In addition, each member of the committee is financially literate and the Board has determined that each member of the committee qualifies as an audit committee “financial expert” as defined by SEC rules.

Compensation Committee. Each member of the Compensation Committee is independent within the meaning of the listing standards of the NYSE. The committee’s principal functions are to: (i) recommend compensation levels and programs for the Chief Executive Officer to the independent members of the Board; (ii) recommend compensation levels and programs for all other executive officers to the full Board; and (iii) administer our stock-based plans.

The committee’s objective is to set executive compensation at levels which: (i) are fair and reasonable to the shareholders; (ii) link executive compensation to long-term and short-term interests of the shareholders; and (iii) are sufficient to attract, motivate, and retain outstanding individuals for executive positions. The executive officers’ compensation is linked to the interests of the shareholders by making a significant part of each executive officer’s potential compensation depend on the Company’s performance and the officer’s own performance. The retention of executive officers is encouraged by making a portion of the compensation package in the form of awards, which either increase in value, or only have value if the executive officer remains with the Company for specified periods of time.

Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” beginning on page 50.

Corporate Governance and Directors’ Nominating Committee. All members of the Corporate Governance and Directors’ Nominating Committee are independent within the meaning of the listing standards of the NYSE. The committee’s principal functions are to: (i) consider matters of corporate governance; (ii) periodically review our Corporate Governance Guidelines and corporate governance procedures to ensure compliance with the federal securities laws and NYSE regulations; (iii) review any director candidates, including those nominated or recommended by shareholders; (iv) identify individuals qualified to become directors consistent with criteria approved by the Board; (v) recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board; (vi) review the appropriateness of the size of the Board relative to its various responsibilities; and (vii) recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board.

Health, Safety, Environmental & Technical Committee. The principal functions of the Health, Safety, Environmental & Technical Committee are to review and monitor: (i) health, safety and environmental policies; (ii) the implementation and effectiveness of compliance systems; (iii) the effectiveness of health, safety and environmental policies, systems and monitoring processes; (iv) audit results and updates from management with respect to health, safety and environmental performance; (v) emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company; and (vi) review the technical activities of the Company. The committee also makes recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other similar transactions. Pursuant to our Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Corporate Governance and Directors’ Nominating Committee. We evaluate these reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

In December 2007, upon Board approval, we created the Hecla Charitable Foundation (the “Foundation”). We have made and intend to continue to make charitable contributions to the Foundation, which in turn has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Phillips S. Baker, Jr., serves as the president and as a director of the Foundation. James A. Sabala serves as vice president and as Chairman, and Dr. Dean W.A. McDonald serves as a director of the Foundation. In December 2007, our Board committed to make a contribution of 550,000 shares of our common stock to the Foundation. Since 2007, the Foundation has sold 279,860 shares of the Company. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the Foundation during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The Foundation is currently operating in a self-sufficient manner. The Company gave no additional funds to the Foundation during 2013. The Foundation currently holds 270,140 shares of our common stock as of December 31, 2013. The value of those shares based on the closing price of our common stock on the NYSE on December 31, 2013 ($3.08), was $832,031. In 2013, the Foundation gave $349,014 in donations.

In 2013, we did not make any contribution to any charitable organization in which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director and each current executive officer of Hecla, and by all current directors and executive officers as a group, as of March 24, 2014. On that date, all of such persons together beneficially owned an aggregate of less than one percent of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire by exercising stock options but has not done so.

		Shares Beneficially Owned
Name of Beneficial	Title of				Percent of
Owner	Class	Number		Nature	Class
Phillips S. Baker, Jr.		1,017,839	[6]	Direct[1]
President and Chief Executive		480,098		RSU[2]
Officer		373,217		Vested Options[3]
		90,789		Deferred Shares[4]
		278,407		Performance Units[5]	*
	Common	2,240,350
Dr. Dean W.A. McDonald		134,128		Direct[1]
Senior Vice President -		221,320		RSU[2]
Exploration		103,671		Vested Options[3]
	Common	459,119			*
Don Poirier		116,756		Direct[1]
Vice President - Corporate		158,217		RSU[2]
Development		82,937		Vested Options[3]
	Common	357,910			*
Lawrence P. Radford		59,043		Direct[1]
Senior Vice President -		269,738		RSU[2]
Operations	Common	328,781			*
James A. Sabala		121,546	[7]	Direct[1]
Senior Vice President and		323,392		RSU[2]
Chief Financial Officer	Common	444,938			*
David C. Sienko		51,455		Direct[1]
Vice President and General		139,862		RSU[2]
Counsel		45,581		Vested Options[3]
	Common	236,898			*

		Shares Beneficially Owned
Name of Beneficial	Title of			Percent of
Owner	Class	Number	Nature	Class
John H. Bowles		38,630	Direct[1]
Director		33,614	Indirect[8]
	Common	72,244		*
Ted Crumley		49,630	Direct[1]
Director		59,730	Indirect[8]
	Common	109,360		*
George R. Nethercutt, Jr.		33,630	Direct[1]
Director		35,029	Indirect[8]
	Common	68,659		*
Terry V. Rogers		33,630	Direct[1]
Director		28,777	Indirect[8]
	Common	62,407		*
Charles B. Stanley		33,630	Direct[1]
Director		28,777	Indirect[8]
	Common	62,407		*
Dr. Anthony P. Taylor		25,614	Direct[1]
Director		2,500	IRA
	Common	53,191	Indirect[8]
		81,305		*
All current directors, nominee
directors and officers as a
group (12 individuals)	Common	4,524,378		*

*	Represents beneficial ownership of less than one percent, based upon ___________ shares of our common stock issued and outstanding as of March 24, 2014.

1.	“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and which the officer or director has sole or shared voting power.

2.	“RSU” means restricted stock units awarded under the Key Employee Deferred Compensation Plan or 2010 Stock Incentive Plan that have not vested. See footnotes 2, 3 and 6 of the “Outstanding Equity Awards at Calendar Year-End for 2013” on page 87 and footnote 4 of the “Summary Compensation Table for 2013” on page 83.

3.	“Vested Options” mean options granted under the 1995 Stock Incentive Plan and 2010 Stock Incentive Plan, which are vested and exercisable within 60 days of March 24, 2014.

4.	“Deferred Shares” means restricted stock units that have vested, but are deferred until a distributable event under the terms of the Key Employee Deferred Compensation Plan.

5.	“Performance Units” means performance-based equity, based on a three-year Total Shareholder Return. See “Performance-based Shares” on page 76 and “Outstanding Equity Awards at Calendar Year-End for 2013” table on page 87.

6.	684,140 shares are held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.

7.	All 121,546 shares are held jointly with Mr. Sabala’s spouse, as to which Mr. Sabala shares voting and investment power.

8.	“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See “Compensation of Non-Management Directors” on page 47.

To our knowledge, as of March 24, 2014, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of	Name & Address of	Amount & Nature of	Percent of
Class	Beneficial Owner	Beneficial Ownership	Class
Common	The Vanguard Group, Inc.[1]	19,601,801	_____%
	100 Vanguard Blvd.
	Malvern, PA 19355
Common	BlackRock, Inc.[2]	19,452,122	_____%
	40 East 52nd
	New York, NY 10022
Common	Van Eck Associates Corporation[3]	19,118,710	_____%
	335 Madison Ave., 19th Floor
	New York, NY 10017

1.	Based solely on a Schedule 13G filed on February 11, 2014, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 542,645 shares, shared dispositive power with respect to 506,973 shares, and sole dispositive power with respect to 19,094,828 shares.

2.	Based solely on a Schedule 13G filed on January 29, 2014, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 18,323,696 shares and sole dispositive power with regard to 19,452,122 shares.

3.	Based solely on a Schedule 13G filed on February 12, 2014, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2013, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were complied with.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the “Compensation Committee Report.” There are no members of the Compensation Committee who were officers or employees of Hecla or any of our subsidiaries during the fiscal year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

The Compensation Committee of the Board is responsible for recommending to the Board the form and amount of compensation for our non-management directors. The compensation program is designed to provide pay that is competitive with directors in the Company’s peer group, which is described on page 63 of the Compensation Discussion and Analysis in this Proxy Statement. It consists of a combination of cash retainers and equity awards. The committee periodically engages its compensation consultant to review compensation of the Company’s Board compared to the Company’s peer group. The following discussion of compensation applies only to our non-management directors, and does not apply to Mr. Baker who, as an employee of the Company, is compensated as an executive officer and does not receive additional compensation for his service as a director.

As a result of its periodic review of Board compensation, in 2013, the committee did not adjust the current compensation of members of the Board.

Cash Compensation

Each non-management director receives an annual cash retainer for his service on the Board in the amount of $66,000. The Chairman of the Board receives an additional annual cash retainer in the amount of $75,000. For service on Board committees or as chairman of the committees: (i) each non-management member of the Audit and Compensation Committees receives an annual fee of $12,000; (ii) each non-management member of the Executive, Corporate Governance and Directors’ Nominating, and Health Safety, Environmental and Technical Committees receives an annual fee of $8,000; (iii) the committee chairman for each of the Audit and Compensation Committees receives an additional annual fee of $8,000; and (iv) the committee chairman for each of the Health, Safety, Environmental and Technical and Corporate Governance and Directors’ Nominating Committees receives an additional annual fee of $4,000.

All of the above annual fees are paid in quarterly installments. No other attendance fees are paid to the non-management directors. The non-management directors do not receive stock options, non-equity incentive plan compensation, or any other compensation, except as described below.

Equity Compensation

In March 1995, we adopted the Hecla Mining Company Stock Plan for Nonemployee Directors, which became effective following shareholder approval on May 5, 1995. The plan was amended July 18, 2002, February 25, 2004, May 6, 2005, December 10, 2007, and May 24, 2012. The plan terminates July 17, 2017, and is subject to termination by the Board at any time. Pursuant to the plan, on May 30 of each year, each non-management director is credited with a number of shares determined by dividing $24,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year. Non-management directors joining the Board after May 30 of any year are credited with a pro rata number of shares based upon the date they join the Board. These shares are held in a grantor trust, the assets of which are subject to the claims of our creditors, until delivered under the terms of the plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change of control of the Company (as defined in the plan); or (v) at the election of the director at any time, provided, however, that shares must be held in the trust for at least two years prior to delivery. Subject to certain restrictions, directors may elect delivery of the shares on such date or in annual installments thereafter over 5, 10 or 15 years. The maximum number of shares of common stock which may be credited pursuant to the plan is 1,000,000. As of December 31, 2013, there were 594,635 ungranted shares remaining in the plan.

In February 2010, we adopted the 2010 Stock Incentive Plan for executive officers, employees, directors, and certain consultants, which was approved by shareholders in June 2010, and became effective on August 25, 2010. Pursuant to the 2010 Stock Incentive Plan, directors may be awarded grants of stock options, restricted stock units, restricted stock, or stock. In June 2013, the Compensation Committee recommended that the Board award $46,000 of additional stock to the directors as part of their compensation. The Board approved the additional award, and each of the directors received 15,700 additional shares under the 2010 Stock Incentive Plan in June 2013.

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Company matches contributions made to qualifying nonprofit organizations. The aggregate annual limit per participant is $5,000. Beyond these items, no other cash compensation was paid to any non-management director.

As described more fully above, the following chart summarizes the annual cash and equity compensation for our non-management directors during 2013.

Non-Management Director Compensation for 2013

	Fees
		Committee	Committee	Totals Fees
	Annual	Meeting	Chairman	Paid in	Stock	All Other
	Retainer	Fees	Fees	Cash	Awards[1]	Compensation[2]	Total
Director	($)	($)	($)	($)	($)	($)	($)
Ted Crumley,	141,000	20,000	0	161,000	18,420[3]
Chairman					46,001[4]	500	225,921
John H. Bowles	66,000	28,000	8,000	102,000	18,420[3]
					46,001[4]	0	166,421
George R. Nethercutt, Jr.	66,000	20,000	8,000	94,000	18,420[3]
					46,001[4]	0	158,421
Terry V. Rogers	66,000	32,000	4,000	102,000	18,420[3]
					46,001[4]	0	166,421
Charles B. Stanley	66,000	28,000	0	94,000	18,420[3]
					46,001[4]	0	158,421
Dr. Anthony P. Taylor	66,000	28,000	4,000	98,000	18,420[3]
					46,001[4]	0	162,421

1.	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

2.	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.

3.	On May 30, 2013, each non-management director received 4,675 shares of our common stock under the terms of the Stock Plan for Nonemployee Directors. Based on our closing stock price on the NYSE on May 30, 2013 ($3.94), the grant date fair value for each block of 4,675 shares credited to Messrs. Crumley, Bowles, Nethercutt, Rogers, Stanley and Taylor on May 30, 2013, was $18,420. (The amounts do not reflect the actual amounts that may be realized by the directors.)

4.	On June 21, 2013, each non-management director received 15,700 shares of our common stock under the terms of the 2010 Stock Incentive Plan. Based on our closing stock price on the NYSE on June 21, 2013 ($2.93), the grant date fair value for each block of 15,700 shares credited to Messrs. Crumley, Bowles, Nethercutt, Rogers, Stanley and Taylor on June 21, 2013, was $46,001. (The amounts do not reflect the actual amounts that may be realized by the directors.)

Share Ownership Guidelines for Directors

In June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is encouraged to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer and should comply with the guidelines within five years of the adoption of the guidelines. As of December 31, 2013, Messrs. Bowles, Nethercutt and Taylor are each in compliance with the stock ownership guidelines. Messrs. Crumley, Rogers and Stanley have until June 2017 to comply with the guidelines.

Director Stock Ownership as of December 31, 2013

							Total Value
							of Shares
			Total		Shares		Held by
			Value of	Shares	Held in		Director at
	Annual	X	Shares to	Held	Directors	Total	12/31/13
	Retainer	Annual	be Held	Directly	Trust[1]	Shares	($3.08)
Director	($)	Retainer	($)	(#)	(#)	(#)	($)
Bowles	66,000	3x	198,000	38,630	33,614	72,244	222,512
Crumley	141,000	3x	423,000	49,630	59,730	109,360	336,829
Nethercutt	66,000	3x	198,000	33,630	35,029	68,659	211,470
Rogers	66,000	3x	198,000	33,630	28,777	62,407	192,214
Stanley	66,000	3x	198,000	33,630	28,777	62,407	192,214
Taylor	66,000	3x	198,000	28,114[2]	53,191	81,305	250,419

1.	As of December 31, 2013, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors by each of the above-named directors.

2.	Includes 2,500 shares held in an IRA by Dr. Taylor.

Additional information regarding shares held by the non-management directors is included in the “Security Ownership of Certain Beneficial Owners and Management” table on page 44.

Retirement Age

The Company has no current retirement plan for non-management directors. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for reelection after their 72nd birthday. At the time of the Annual Meeting, Dr. Taylor will be 72. At the recommendation of the Corporate Governance and Directors’ Nominating Committee (with Dr. Taylor recusing himself from the meeting), the Board elected to waive the retirement age requirement and nominated Dr. Taylor to stand for re-election at the Annual Meeting. In reaching this decision, the Board noted that Dr. Taylor’s extensive experience, and the continuity of leadership would benefit Hecla and its shareholders. At the same time, the Board affirmed its support of the mandatory retirement age.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides shareholders with a description of the material elements of Hecla’s compensation program for its executive officers, including the Named Executive Officers (“NEOs”), for 2013 and the policies and objectives that support the program. The compensation details are reflected in the compensation tables and accompanying narratives that follow.

The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Position
Phillips S. Baker, Jr.	54	President and Chief Executive Officer
James A. Sabala	59	Senior Vice President and Chief Financial Officer
Lawrence P. Radford	53	Senior Vice President – Operations
Dr. Dean W.A. McDonald	57	Senior Vice President – Exploration
David C. Sienko	45	Vice President – General Counsel
Don Poirier	55	Vice President – Corporate Development

Executive Summary

Our stock price is heavily influenced by silver, gold, lead and zinc prices, which fluctuate widely and are primarily driven by economic, political and regulatory factors that are difficult to predict and outside of the Company’s control.

Precious metals companies such as Hecla create continuing shareholder value by finding, developing and mining ore over a long period of time. This allows shareholders to realize share price appreciation for discovery, production growth, metals price increases or all three. Hecla has been one of the best performing stocks on the NYSE when discovery, production growth or metals price increases occur. To accomplish this, Hecla has had to make substantial and sustained investments in exploration and pre-development, at the expense of current earnings or invest in capital expenditure programs, at the expense of free cash flow. Because of the prominence of earnings and net asset value in assessing the perceived value of a company, this requires a balance of short-term performance with long-term objectives; a balance that changes with the life cycle of projects and mines, political and regulatory environment, and the prices of the products whose volatility is high.

In 2011 and 2012, our executive team navigated our Company through difficult years: settling environmental litigation with the federal government that had continued for almost 20 years, experiencing the first fatalities at the Lucky Friday mine in 25 years, and having the Lucky Friday operations temporarily ceased while the shaft was rehabilitated. 2013 was a transformational year for Hecla with significant operating, exploration, acquisition and financial accomplishments. We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in a manner that encouraged management to take the steps it did in the past three years, as well as to support our culture that has guided us for 123 years.

Despite the lower metals prices in 2013, we significantly improved our operating performance. Our overall operating and financial results are more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 19, 2014. Our 2013 results were strong relative to our 2012 results. In 2013, we achieved the following:

  Produced 8.9 million ounces of silver, a 39% increase over 2012;

  Produced 119,989 ounces of gold, of which 62,532 ounces were produced at Casa Berardi;

  Increased year-end silver reserve levels for the eighth consecutive year to the highest in Company history, with silver reserves up 13% to 170 million ounces;

  Increased proven and probable gold reserves by 190% to 2.1 million ounces, a record level for the Company, principally due to the acquisition of Aurizon Mines Ltd.;

  Achieved operating cash flow of $26.6 million;

  Ended the year with a cash balance of $212.2 million, compared to $191 million in 2012; and

  Paid common stock dividends totaling $6 million, or $0.02 per share.

In 2013, we also maintained our strategic focus and achieved several important strategic and operational milestones that we believe position us well for the future, including:

  Acquired Aurizon Mines Ltd. and its Casa Berardi gold mine;

  Returned Lucky Friday to historical full production rate; and

  In connection with the Aurizon acquisition, we issued $500 million of 6.875% senior notes due in 2021.

Shareholder Outreach

As a result of last year’s say-on-pay vote, which achieved 53.4% support, the Company undertook significant shareholder outreach efforts following the issuance of reports from proxy advisory firms after our 2013 Proxy Statement was filed. In September 2013, the Chairman of the Compensation Committee contacted investors that as of June 30th collectively held over 39% of the Company’s common stock. The purpose was to gain insight into and perspective on our executive compensation programs and policies, as disclosed in our proxy statement and supplemental filings for our 2013 Annual Meeting. A management team (excluding NEOs) ultimately held one-on-one discussions with shareholders holding over 15% of the Company’s common stock obtaining constructive feedback on our executive compensation program.

The Compensation Committee, with assistance from management and its compensation consultant, considered the opinions heard during these meetings and reviewed the results of the meetings with the full Board over several months. While investors had varying perspectives, a few common themes emerged from the discussions. All investors conveyed a desire that the existing connection between pay and performance should be enhanced.

As a result of the feedback received from our shareholders and the committee’s ongoing efforts to ensure a strong alignment between executive pay and Company performance, the committee made the following changes to the executive compensation program:

What we heard . . .	How we responded . . .

The Annual Incentive Plan has too much discretion with the committee and no apparent metrics. Shareholders prefer awards based on measurable improvements in performance against objective metrics considered to be key drivers of value creation, such as return on equity, earnings per share, production growth in reserves, or EBITDA.

Modified the Annual Incentive Plan, starting with the 2014 Annual Incentive Plan, in an effort to achieve a more formulaic approach, with less committee discretion. See “Overview of 2014 Compensation Program Changes” on page 54.

The Company doesn’t publish its existing three-year plans under its Long-term Incentive Plan. In past years we have published only the three-year plan that culminated that year and the awards received under the plan.

We added information on all of our currently active three-year plans. We added a description for each of our current three-year plans (2012-2014, 2013-2015, and 2014-2016). See the discussion under “Overview of 2014 Compensation Program Changes” on page 54.

The Change of Control Agreements have a “single-trigger” for vesting of equity. Our Employment Agreements actually provided for a “double-trigger.” But our stock plans provided for a single-trigger.

We amended our agreements in February 2014, to further clarify the “double-trigger.” It was not necessary to amend the stock plans because we believe the single-trigger in the stock plans is an appropriate benefit for the non-executive employees who receive equity under the stock plans. We further amended the agreements so they are now entitled “Change of Control Agreements.” See “Change of Control Agreements” on page 81.

Communications are not transparent enough. Shareholders expect an explicit and easily understood explanation of our program and its outcomes in the Compensation Discussion and Analysis.

We revised our Compensation Discussion and Analysis. We have overhauled the presentation of how we deliver pay and make pay decisions to increase clarity. In addition, our new compensation framework is designed to be easier to understand and more transparent.

Overview of 2014 Compensation Program Changes

In response to shareholder feedback, market trends and evolving business priorities, we are introducing changes for 2014 that we believe will create a clearer, more transparent connection between our key business priorities and business performance and incentive payouts. We believe these changes will create a stronger, more direct link between the NEOs’ pay and long-term shareholder value. The changes include:

Annual Incentive Plan. The Hecla Mining Company Performance Pay Compensation Plan has been amended and is now known as the Hecla Mining Company Annual Incentive Plan. The Annual Incentive Plan (“AIP”) factors were divided into the following components, which may be modified by the committee from time to time, including with respect to the relative weights:

  Quantitative corporate performance factors, normally comprising 50% of the targeted award;

  Qualitative set of goals, normally comprising 25% of the targeted award; and

  Discretionary factor as determined by the committee, normally comprising 25% of the targeted award.

While each component can achieve two and a half times the target, the maximum total payout is limited to two times the target award level.

In 2014, the quantitative corporate performance factors are divided equally into two factors: EBITDA and production.

The EBITDA target is $145 million, a 56% increase over 2013 EBITDA. In 2013, EBITDA was $92.7 million despite higher average prices than targeted for 2014. Maximum payout is achieved if EBITDA is $250 million, which is $105 million more than target or 72% improvement in EBITDA. There is no payout if EBITDA is less than $115 million. This component of the AIP will not assume fixed metals prices. Management will have to adjust programs to react to the metals prices to maintain EBITDA.

EBITDA GOAL METRICS
2014 EBITDA Result		% Performance Value
$250mm	Maximum	62.5%
$175mm		50%
$145mm	Target	25%
$115mm	Minimum	10%
< $115mm		0%

The production factor is determined from production guidance. Achieving the midpoint of production guidance with gold converted to silver at a ratio of 60 to 1 only achieves the minimum payout. To achieve target, production must be 7% better than our guidance. Maximum payout is attained if production achieves 24 million ounces or 17% better than guidance. Achieving this level of production probably requires an acquisition by late in the year. The minimum payout is 27% better than 2013 silver equivalent production. Target requires an almost 37% increase, while the maximum payout is an almost 50% increase.

PRODUCTION GOAL METRICS

2014 Production in Silver Equivalent Ounces
2014 Production Result		% Performance Value
24.0mm	Maximum	62.5%
23.5mm		50%
22mm	Target	25%
20.5mm	Minimum	10%
<20.5mm		0%

The qualitative goals are recommended by management, approved by the Board, and cover the areas of safety & health, operations, financial and cost controls, development projects, exploration, growth, legal, investors, industry visibility, human capital development and government & community affairs.

Change of Control Agreements. The committee added double-trigger provisions for the acceleration of vesting of time-based equity awards on a change of control. On February 21, 2014, the committee recommended, and the Board approved, the Company entering into a new Change of Control Agreement (“CIC Agreement”) with each of the NEOs. These CIC Agreements replace in their entirety the Employment Agreements (“Prior Agreements”) previously entered into between the Company and the NEOs. The terms of the new CIC Agreements are substantially the same as those of the Prior Agreements, with the exception that the CIC Agreements now have a “double trigger” rather than a “single trigger” as in the Prior Agreements with respect to accelerated vesting of time-based equity awards made to the NEOs under the Company’s equity compensation plans. The Prior Agreements allowed for such accelerated vesting upon a change of control. Under the CIC Agreements, this provision has been eliminated and vesting of equity awards is accelerated if (i) the NEO is terminated without cause or (ii) leaves for good reason, following a change of control.

See “Change of Control Agreements and Termination” on page 90 for further discussion on the Change of Control Agreements.

Long-term Incentive Plan. In an effort to be more transparent in our executive compensation program, we provide the current three-year Long-term Incentive Plans that are outstanding.

2012–2014 Long-term Incentive Plan

The 2012–2014 Long-term Incentive Plan added a new performance target: relative total shareholder return.

Reserve and resource growth. Reserve and resource growth remains a fundamental value creator. The Company needs to replace and add reserves and resources to extend mine lives and grow production. This is critical to the achievement of the Company’s long-term success.

Cash flow. The design of the cash flow goal is identical to that contained in prior years since silver cost per ounce and production are key elements in creating shareholder value.

Production growth. One of the most important components of value is demonstrable production growth.

Total shareholder return. The total shareholder return (“TSR”) provides a performance relative metric to our peers. This objective differs from the other objectives which are focused on activities that in an absolute sense should be value drivers: resources, production, and cash flow. TSR measures the capital appreciation in our shares, including dividends paid during the performance period, and thereby simulates the actual investment performance of Hecla shares. Any payout is based on the extent to which Hecla’s TSR outperforms the TSR of the common shares of a group of our peer companies.

2012-2014 Performance Unit Valuation

Reserve & Resource Growth
Ounce	Additional
Target	Reserve
(millions)	(millions)	Unit Value
1,006	200	$100.00
931	125	$50.00
881	75	$40.00
856	50	$25.00
831	25	$15.00
816	10	$5.00

Cash Flow
% of Target	Unit Value
115%	$50.00
110%	$42.50
105%	$32.50
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
75%	$12.50
70%	$10.00
65%	$7.50
60%	$0.00
Production Growth
	Average
Target	Annual
(in mm ozs.)	Target	Unit Value
48.0	16.0	$100.00
42.0	14.0	$50.00
39.0	13.0	$33.33
36.0	12.0	$25.00
33.0	11.0	$20.00
31.5	10.5	$15.00

Total Shareholder Return
%ile rank within
Peer Group
Companies	Unit Value
100%	$50.00
90%	$45.00
80%	$40.00
70%	$35.00
60%	$30.00
50%	$25.00
25%	$15.00
<25%	$0.00

2013–2015 Long-term Incentive Plan

The 2013–2015 Long-term Incentive Plan added a metric for the #4 Shaft completion, bringing the total performance targets to five.

2013-2015 Performance Unit Valuation

Reserve & Resource Growth
Ounce	Additional
Target	Reserve
(millions)	(millions)	Unit Value
250	100	$100.00
200	50	$50.00
180	30	$25.00
160	10	$5.00

Cash Flow
% of Target	Unit Value
115%	$50.00
110%	$42.50
105%	$32.50
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
75%	$12.50
70%	$10.00
65%	$7.50
60%	$0.00

#4 Shaft Completion
100%
Completion
Date	Unit Value
6/30/15	$50.00
12/31/15	$25.00
2/15/16	$10.00
Production Growth
	Average
Target	Annual
(in mm ozs.)	Target	Unit Value
65.1	21.7	$50.00
56.1	18.7	$40.00
54.1	18.0	$25.00
51.6	17.2	$10.00

Total Shareholder Return
%ile rank within
Peer Group
Companies	Unit Value
100%	$50.00
90%	$45.00
80%	$40.00
70%	$35.00
60%	$30.00
50%	$25.00
25%	$15.00
<25%	$0.00

2014–2016 Long-term Incentive Plan

The newest plan, 2014–2016, has three major changes:

  Targeted reserve increases are 1.8x last year’s target and 1.6x last year’s maximum payout;

  Because controlling costs is currently a major focus of investors in precious metals companies, the cash flow metric payout is only achieved if cash flow is 80% of target compared to 65% of target last year, and maximum payout is 50% higher if 115% of target is realized; and

  With relative TSR, the ultimate measure of value for shareholders, a minimum payout is only achieved if share performance is as good as or better than 50% of our peers. The target now requires 60% performance and having the best performance pays four times target.

The 2014–2016 Long-term Incentive Plan includes the same elements as the 2013–2015 Long-term Incentive Plan by maintaining the total performance targets at five.

2014-2016 Performance Unit Valuation

Silver Equivalent Reserve & Resource Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
400	103 (191)	$100.00
337	40 (128)	$50.00
327	30 (118)	$25.00
307	10 (98)	$5.00

Cash Flow
% of Target	Unit Value
115%	$75.00
110%	$50.00
105%	$35.00
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00

#4 Shaft Completion
100%
Completion
Date	Unit Value
12/31/15	$50.00
5/1/16	$25.00
After 8/1/16	$0.00
Silver Equivalent Production Growth
Target (in mm ozs.)	Average Annual Target	Performance Unit Value
75.0	25.0	$50.00
72.0	24.0	$40.00
70.5	23.5	$25.00
68.0	22.6	$10.00

Total Shareholder Return
%ile rank within
Peer Group
Companies	Unit Value
100%	$100.00
90%	$75.00
80%	$50.00
70%	$35.00
60%	$25.00
50%	$15.00
< 50%	$0.00

Compensation Philosophy and Objectives

We operate in a competitive and challenging industry. Over the past decade, a worldwide mining boom has significantly increased the demand for executives with mining-related skills and experience. In addition, the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group (discussed on page 63) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. Our pay programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance – through the Annual Incentive Plan and Long-term Incentive Plan programs, as well as share performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

  have compensation that is primarily at-risk and based on performance of shares, strategic objectives and tactical activities; and

  acquire, retain and motivate talented executives.

The committee believes that a mix of both cash and equity incentives is appropriate, as annual cash incentives reward executives for achieving both short- and long-term quantitative and qualitative goals, while equity incentives align executives to shareholder interests. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.

The committee conducts its annual review process near the end of each calendar year in order to align each executive’s compensation awards with the Company’s operational, financial and strategic results for the calendar year.

We also maintain the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO Have this Practice

✓	Incentive award metrics that are objective and tied to Company performance.

✓	80% of CEO and 71% of NEO pay is at-risk.

✓	Over 63% of total compensation for the CEO is performance-based and 16% is granted in equity.

✓	46% of total compensation for NEOs other than the CEO is performance-based and 26% is granted in equity.

✓	100% of the CEO’s annual incentive compensation is tied solely to Hecla’s performance.

✓

50% of the NEOs’ long-term incentive compensation is performance-contingent and delivers value only if operational, strategic, financial, and other targets are met, which contributes to sustained long-term corporate financial health and company value. The value of the remaining 50% of the NEOs’ long-term incentive compensation is in the form of time-based restricted stock units and fluctuates with stock price.

✓	Share ownership guidelines for our NEOs and Directors.

✓	Compensation recoupment “Clawback” policy.

✓	Anti-hedging policy.

✓	Double-trigger change of control severance.

✓	Equity awards that vest over a three-year period to promote retention.

✓	We target executive base and annual incentive at peer group median, and deliver compensation above or below this level when warranted by performance.
We DO NOT Have this Practice

  Repricing of stock options.

  Hedging transactions or short sales by executive officers or directors.

  Payout of dividends or dividend equivalents on unearned or unvested equity.

  High percentage of fixed compensation.

  Perquisites.

Oversight and Determination of the Executive Compensation Program

Role of the Compensation Committee. The committee, consisting of George R. Nethercutt, Jr., Ted Crumley, Dr. Anthony P. Taylor and Terry V. Rogers, has primary responsibility for executive compensation decisions. Our CEO’s compensation is approved by the independent members of the Board based on recommendations of the committee. The committee carries out its responsibilities under a charter approved by the Board. The committee receives information from Mercer (US) Inc. (“Mercer”), its independent executive compensation consultant, and uses this information in making decisions and conducting its annual review of the Company’s executive compensation program.

The Chairman of the Board, with input of the committee chairman, also leads an annual analysis by the independent directors of our CEO’s performance. The independent directors discuss the results of the evaluation during an executive session, without the CEO present, and the Board determines the CEO’s annual compensation.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer (other than himself). As part of our annual review process, the CEO reviews the performance of each member of the executive team (other than himself), and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target annual incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and senior management also make recommendations to the committee regarding our annual and long-term quantitative goals and annual qualitative goals for the executive officers (other than the CEO), as well as recommendations regarding the participation in our stock-based compensation plans and amendments to the plans, as necessary.

The committee reviews these recommendations and exercises its discretion in modifying any of the recommendations before making its recommendations to the Board.

Role of Compensation Consultant. The committee independently seeks and receives advice from independent compensation and benefits consultants, which it believes is useful in conducting reviews of the Company’s compensation programs. In addition to providing technical support and input on market practices, the committee’s goal in utilizing compensation and benefits consultants is to provide external benchmark information for assessing compensation relative to the Company’s compensation philosophy.

The committee sought advice and external benchmarking information from Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., on a number of occasions in connection with conducting reviews of the Company’s compensation program. The committee has assessed Mercer’s independence in light of SEC rules and NYSE listing standards, and has determined that Mercer’s work does not raise any conflicts of interest or independence concerns.

Mercer performs executive compensation services solely on behalf of the committee, is engaged by and reports directly to the committee, meets separately with the committee with no members of management present, and consults with the committee chairman between meetings. As described on page 63 under “Peer Group Analysis,” Mercer assists the committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices, and in benchmarking our executive and director pay against the peer group each year. Mercer also assists the committee in benchmarking our director compensation program and practices against those of our peers.

In June 2013, Mercer performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives and total target compensation, as well as the mix of compensation between these pay elements. We compared this information to our executives’ compensation by similarity of position. The committee also reviewed the Company performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential.

The committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by Hecla’s management. These procedures include: a direct reporting relationship between the Mercer consultant and the committee; a provision in the committee’s engagement letter with Mercer specifying the information and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Hecla, including a summary of the work performed for Hecla during the preceding 12 months; and written assurances from Mercer that within the Mercer organization, the Mercer consultant who performs services for Hecla has a reporting relationship determined separately from Mercer’s other lines of business and from its other work for Hecla.

The total amount of fees for executive compensation consulting services Mercer provided to the committee in 2013 was $110,750.

During 2013, management hired Mercer or its affiliates to provide consulting services on our benefit plans, including critical support under the Affordable Care Act. The total amount of fees for these additional consulting services in 2013 was $153,900. The decision to engage Mercer or its affiliates for these additional consulting services was made by management, and neither the committee nor the Board approved these other services.

Peer Group Analysis. To attract and retain key executives, our goal is to provide competitive compensation. We generally benchmark pay to the median of our peer companies, but also allow total compensation to exceed the median when our Company performance and individual experience, responsibilities and performance warrant.

Central to the pay-setting process is selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group reflects this with only three U.S. companies in the peers. The committee reviews and determines the composition of our peer group on an annual basis, from recommendations from its independent compensation consultant. In 2013, the committee, assisted by Mercer, identified four potential new peers for consideration, three of which are focused on silver (Osisko Mining, First Majestic Silver, Silver Standard and Endeavour Silver). For 2013, Hecla’s peer group was made up of the following 15 companies, whose aggregate profile was comparable to Hecla in terms of size, industry and competition for executive talent.

IAMGOLD Corporation	AuRico Gold
First Majestic Silver Corp.	Silver Standard Resources
Osisko Mining Corporation	Endeavour Silver Corp.
Centerra Gold Inc.	Pan American Silver Corporation
New Gold Inc.	Coeur Mining Inc.
Stillwater Mining Company	Allied Nevada Gold Corp.
Alamos Gold Inc.	Eldorado Gold
Golden Star Resources Ltd.

The peer group is composed of all publicly held companies engaged in the mining of precious metals with revenue and market capitalization within a reasonable range of our revenue and market capitalization. The 2013 peer group consisted of companies with annual revenues ranging from approximately $160 million to $1.7 billion (as of December 31, 2012) and market capitalization ranging from approximately $280 million to $5.7 billion (as measured at April 30, 2013). Compared to this peer group, Hecla’s annual revenue is closer to the median of the peer group and Hecla is at the 25th percentile of the peer group for market cap, with all but four peer companies within two times of Hecla’s market cap.

Base salaries are targeted between the 25th percentile and median (50th percentile), with incentive opportunities that can provide above-median total compensation based on performance. In 2013, target total direct compensation (base salary, short- and long-term incentives) for our NEOs approximated the median of the peer group. Compensation for individuals within this group may be positioned higher or lower than market median where we believe appropriate, considering each executive’s roles and responsibilities and experience in their position within Hecla. Adjustments are made only when we believe there is a market or individual performance issue that should be addressed.

Mercer provided the committee with a report summarizing executive compensation levels at the 25th, 50th and 75th percentiles of the peer group and the survey composite data for positions comparable to those held by each of our NEOs. The committee also received an analysis from Mercer comparing the target total cash compensation (base salary plus target annual incentive) and target total direct compensation (base salary plus target annual incentive plus value of long-term incentives) for each of the NEOs against these benchmarks. For retention and competitive considerations, the Company targets each NEO’s total cash compensation and total target compensation levels at the median of the peer group data or survey composite data applicable to his or her position, and delivers compensation above or below this level when warranted by performance. The committee’s final determinations with respect to base salary, target annual incentive compensation and target long-term incentive compensation reflect consideration of the Company’s and the NEO’s performance, internal comparisons and other factors.

We believe these companies are appropriate because they are in the same industry, compete for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable revenue range compared to Hecla.

The committee suggests that the following considerations be kept in mind regarding comparisons of NEO compensation and Company performance against external benchmarks:

  Standard industry classifications and groupings of U.S. companies are not appropriate to determine Hecla’s peers. There are limited U.S. mining companies that are involved in the precious metals business. Most precious metals companies are Canadian incorporated with some employees who are U.S. citizens. This means that most of Hecla’s true peers are excluded from the U.S. industry classification. In addition, the limited number of U.S. precious metals companies of comparable size to Hecla means that companies from the broader “material” industry are substituted by some proxy advisors for comparison purposes. Precious metals is often negatively correlated to the broader industry, so benchmarking Hecla’s TSR against chemical, construction materials, base metals and forest products is simply not relevant in determining relative performance.

  Comparing Hecla’s TSR to other companies over discrete time periods is problematic. TSR is the primary measure used by proxy advisors in comparing performance across companies. However, fairly measuring TSR for one company is extremely challenging during times of high stock price volatility, such as that faced by Hecla and others in the precious metals industry over the past year, since the selection of starting and ending stock prices that are within several days or weeks of one another can produce very different TSR results. Moreover, fair comparisons with other companies, some of which are not in the same industry as Hecla and therefore not subject to precious metals price volatility and other prevailing industry economic factors, are even more problematic.

Compensation Risk Assessment

The committee does not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In 2013, with the assistance of Mercer, the committee assessed the Company’s compensation arrangements to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature. The committee’s determination is based on its assessment of the balance of potential risk to potential reward. Although the committee reviewed all compensation programs, it focused on the programs with variability of payout, and the ability of a participant to directly affect payout, as well as the controls on participant action and payout. Base salary and performance-based compensation are generally uniform in design throughout the Company and with all levels of salaried employees. The Company’s compensation policies and practices are generally designed and administered for base salary and annual incentive compensation, and are based on similar performance criteria for each salaried employee. Long-term incentive and equity compensation are applicable to specific employees in executive and managerial positions as approved by the Board, with the same performance criteria applied for all eligible participants.

Our compensation policies and practices include risk mitigation features such as:

  Balance among short- and long-term incentives, cash and equity, and fixed and variable pay;

  Multiple performance measures;

  Pay caps;

  Clawbacks;

  Stock ownership and holding guidelines;

  Anti-hedging policies; and

  Limited change of control benefits.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that: do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and risk management practices of the Company; and are supported by the oversight and administration of the committee with regard to executive compensation programs.

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2013, our executive compensation program consisted of the following elements:

Compensation
Element	Objective	Key Features	Terms
Base salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities generally at less than median of peers.	Set in the middle of each year for the 12-month period from July 1 to June 30.	Paid semi-monthly.
Incentive pay Annual Incentive Plan	Focus executives on short-term annual requirements of achieving Company plans, and the performance of steps necessary to achieve longer-term objectives.	Based on corporate achievement of goals and individual performance. Some goals are now quantitative, such as EBITDA and production, and others are qualitative. For the 2013 Annual Incentive Plan, there is no formula or weighting of the goals relative to importance, but each goal is considered and valued at the discretion of the committee. Starting with the 2014 Annual Incentive Plan, the weighting will be 50% quantitative corporate performance factors, 25% qualitative goals, and a 25% discretionary factor as determined by the committee.	Determined by the committee and paid in a single payment following the performance year. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity.
Long-term Incentive Plan	Focus executives on longer-term value creation as determined by the specific targets of the plan.	Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as operating performance, increasing production and resources, increasing shareholder return, and development of significant capital programs.	Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity.

Equity Stock options Restricted stock units Performance-based shares	Align management’s interests with those of shareholders. Provide incentive for CEO to remain long-term and to align CEO’s interests with those of shareholders.

Stock option awards vest immediately with a five-year expiration period. Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of one year or more.

Performance-based shares realize value only if the Company’s stock price ranks high within its selected peer group.

Stock options and restricted stock units are granted in the second quarter of each year. No stock option awards have been made due to the cost of the options relative to the share price.

Performance-based shares are granted to the CEO in the second quarter of each year and are based on a three-year TSR.

Key Employee Deferred Compensation Plan	Increase exposure to the Company, while also providing a tax deferral opportunity and encouraging financial planning.	Allows for the voluntary deferral of base salary, annual incentive pay, long-term incentive pay and restricted stock unit payouts.	Employee must make election in the previous year to defer in the coming year.
Benefits	Attract and retain highly qualified executives.	Participation in retirement plans, company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.	Same terms for all U.S. permanent full-time salaried employees.

Total Compensation Mix

Our executive compensation program – composed of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program accomplishes this by rewarding performance that is designed, over time, to result in an increase in the value of our shareholders’ investment in Hecla. We believe that the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

The mix of compensation for our CEO and other NEOs, which is similar to our peer group, is shown below.

CEO Mix of Target Pay	Other NEO Mix of Target Pay

2013 Target Compensation Structure. The following table lists total 2013 target compensation for the NEOs.

		Annual	Long-term
	Base	Incentive	Incentive
	Salary	Target Award	Plan Target Award	Equity	Total
NEO	($)	($)	($)	($)	($)
Baker	605,000	605,000	825,000	1,000,000 [1]	3,035,000
Sabala	355,000	266,250	340,000	345,000	1,306,250
Radford	355,000	266,250	300,000	300,000	1,221,250
McDonald	275,000	206,250	260,000	300,000	1,041,250
Sienko	250,000	150,000	190,000	154,000	744,000
Poirier	226,000	135,600	205,000	200,000	766,600

1.	Consists of $500,000 in restricted stock units and $500,000 in performance-based shares.

Individual base salaries and annual incentive targets for the NEOs are based on the scope of each NEO’s responsibilities, individual performance and market data. At the beginning of each year, we also define the key strategic objectives each NEO is expected to achieve during that year, which are evaluated and approved by the committee.

Overview of our Compensation Decisions and Results for 2013

Base Salary

Design. Pursuant to our market positioning policy, the committee manages base salaries between the 25th percentile and median of the competitive market for the NEOs as a group. An individual NEO’s base salary may be set above or below this market range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of the Company’s CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as described above. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2013, the committee reviewed a market analysis prepared by Mercer. The market analysis indicated that the base salaries of our NEOs were below the 25th percentile of the peer group overall, and between the 25th percentile and median of the survey data. Based on these findings, the committee increased base salary levels to be more consistent with the intended market positioning. The current base salary for each NEO from July 1, 2013, through June 30, 2014, was increased as follows:

Base Salary for NEOs

	7/1/12 to	7/1/13 to
	6/30/13	6/30/14	Percentage
	Salary	Salary	Increase
NEO	($)	($)	(%)
Phillips S. Baker, Jr.	550,000	605,000	10.0
James A. Sabala	330,000	355,000	7.6
Lawrence P. Radford	330,000	355,000	7.6
Dr. Dean W.A. McDonald	260,000	275,000	5.8
David C. Sienko	235,000	250,000	6.4
Don Poirier	220,000	226,000	2.7

Incentive Plans

Company Performance and Relationship to NEO Compensation for 2013. Our incentive compensation plans – the Annual Incentive Plan and the Long-term Incentive Plan – provide measures of the most important factors we believe contribute to Hecla’s sustained long-term success that can lead to improved stock price performance. For 2013, the Annual Incentive Plan was divided into qualitative and quantitative components. There was no weighting of the components. The committee evaluated the performance versus the components.

Annual Incentive Plan (“AIP”). A short-term incentive opportunity is provided through our AIP which is the annual incentive component of our executive compensation program. Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the AIP. In December of the prior year, or February of the current year, the committee recommends to the Board a company-wide, short-term incentive pool that is available for payment to salaried employees, including the NEOs, the payment of which is based on Company performance during the upcoming year.

The market analysis prepared by Mercer in June 2013 indicated that annual incentives were generally at the median of peers and at the 75th percentile of the survey data.

Target Opportunities. Each NEO has a target award opportunity expressed as a percentage of base salary, along with minimum and maximum award levels. The target award opportunities are determined based on market assessments and the committee’s market positioning policy, the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance, and internal equity among the NEOs. Actual awards are paid after the end of each annual performance period and can range from 0% to 200% of the target awards, based on the committee’s assessment of our actual performance and the individual NEO’s goals. Having an award maximum cap reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical peer group practice.

For 2013, target AIP award opportunities for the NEOs were as follows:

Target Annual Incentive
NEO	(% of base salary)
Phillips S. Baker, Jr.	100%
James A. Sabala	75%
Lawrence P. Radford	75%
Dr. Dean W.A. McDonald	75%
David C. Sienko	60%
Don Poirier	60%

Performance Measures. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate, before recommending approval to the Board. The committee believes that linking annual incentive awards to pre-established goals creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

Amongst qualitative AIP components, in 2013 we achieved several important strategic and operational milestones that we believe position us well for the future, including:

  Acquired Aurizon Mines Ltd. and its Casa Berardi gold mine;

  Returned Lucky Friday to historical full production rate;

  In connection with the Aurizon acquisition, we issued $500 million of 6.875% senior notes due in 2021; and

  Improved safety and health performance at Greens Creek and Lucky Friday, where the combined incident rate was 45% lower compared to 2012.

For 2013, Company performance for quantitative AIP purposes is as follows:

2013 AIP Quantitative Measures	Target	Actual
Production
Gold ounces Silver ounces Lead (Short Tons) Zinc (Short Tons)	175.0 (thousands) 9.5 (millions) 38.2 (thousands) 71.3 (thousands)	163.4 8.9 30.4 61.4
Total Cash Cost Per Ounce – Silver	$5.26	$6.84
Total Cash Cost Per Ounce – Gold	$800.00	$948.06
Cost Per Ton
Lucky Friday Greens Creek Casa Berardi	$130.00 $140.00 $150.00	$201.78 $153.82 $153.37
Other Costs
General & Administrative (millions) Environmental (millions)	$30.0 $6.2	$28.9 $5.4
Capital Expenditure (excludes Aurizon)	$130.0	$113.0

In addition to Company measures, specific individual objectives are developed for each NEO (quantitative and qualitative objectives related to safety, health and environment, operations, financial, growth, production development, exploration, legal, investor relations, human capital development, and government and community relations). The specific objectives for each NEO are chosen to reflect each NEO’s individual responsibilities. While most of the objectives are subjective in nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results.

2013 AIP – Analysis and Decision. On a quarterly basis, the committee reviewed the performance versus the AIP goals. For 2013, based on the assessment by the committee on the Company’s overall performance on both qualitative and quantitative measures under the AIP, the committee determined Company performance to be at 120% of target (out of a possible range of 0-200%). Although production and costs per ounce were below and above targets, other costs were favorable to target and, overall, the 120% performance was set because the committee regarded 2013 as a transformational year for Hecla for the reasons set out below:

  Increased silver reserves 13% despite assuming 25% lower silver prices;

  Greens Creek achieved the most throughput in the mine’s 27-year history and the best safety record since Hecla began operating the mine;

  Lucky Friday’s primary shaft and access ways were refurbished and the mine restarted;

  Acquisition of Aurizon Mines Ltd. added the Casa Berardi mine in Quebec, increasing gold reserves by 190% and about doubling gold production;

  Accessed the bond market for the first time in the Company’s history; and

  Did not have to write off reserves or impair assets.

Set forth in the table below is each NEO’s target award and actual award, which was paid 50% in cash and 50% in equity up to target level payout, with any award above target also paid in equity. The equity portion of the award will not vest and be distributed until August 26, 2014.

		Base	Target
	Base Salary	Salary	Annual	% to	Actual	Cash	Equity
	(12/31/13) X	Factor	Incentive	Target	Award[1]	Received	Received[2]
Name	($)	(%)	($)	(%)	($)	($)	(#)
Phillips S. Baker, Jr.	605,000	100	605,000	90	544,500	272,250	79,605
James A. Sabala	355,000	75	266,250	180	479,250	133,125	101,206
Lawrence P. Radford	355,000	75	266,250	150	399,375	133,125	77,851
Dr. Dean W.A. McDonald	275,000	75	206,250	120	247,500	103,125	42,215
David C. Sienko	250,000	60	150,000	120	180,000	75,000	30,701
Don Poirier	226,000	60	135,600	120	162,720	67,800	27,754

1.	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table on page 83 under “Non- Equity Incentive Plan Compensation.”

2.	The equity portion of the 2013 AIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing stock price of the Company’s common stock on the NYSE on March 3, 2014 ($3.42).

Some NEOs received different awards compared to the assessed Company performance. For Mr. Baker, our CEO, while the Company overall was transformed in 2013, the share price was about in the middle of the performance of peers and down about 50% for the year, largely as a result of lower metals prices. The Board exercised its discretion to reduce Mr. Baker’s award to reflect the share price performance. Mr. Sabala, our Senior Vice President and CFO, provided the leadership in completing the Aurizon Mines Ltd. acquisition and the bond financing, as well as other key accomplishments. Mr. Radford, our Senior Vice President – Operations, led the operating teams for the Greens Creek, Lucky Friday and Casa Berardi mines. Greens Creek exceeded expectations on most criteria, while the Lucky Friday overcame significant issues in startup. Mr. Radford was also instrumental in the integration of Casa Berardi into Hecla.

2011–2013 Long-term Incentive Plan (“LTIP”). We use a long-term incentive plan that focuses executives on meeting long-term (three-year) corporate performance goals. The LTIP is also used to attract and retain executives in a highly competitive talent market. The committee takes into account mining and general industry market practices, as well as the objectives of the LTIP when determining the terms and conditions of long-term incentive goals, such as resource additions and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new plan period each year also provides the committee with the flexibility to adjust for new business conditions, circumstances or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period, and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve and resource growth, production growth, cash flow, and #4 Shaft completion) and the associated long-term performance objectives that must be met for us to be successful and ultimately create value for shareholders.

Performance units are initially assigned a target value of $100 each. The ultimate dollar value of each unit can range from $0 to $250 depending on our performance compared to the goals approved by the committee. Performance units are paid out as soon as practicable after the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, restricted stock units, or a combination of these forms.

The following table summarizes the performance unit valuation ranges for reserve and resource growth, production growth, cash flow, and #4 Shaft completion for the 2011-2013 plan period:

2011-2013 Performance Unit Valuation

Reserve & Resource Growth
	Total Additional
Target	Reserve &
Ounces	Resource	Performance
(millions)	(mm ozs.)	Unit Value
550	160	$100.00
490	100	$50.00
460	70	$40.00
430	40	$25.00
410	20	$15.00
390	0	$5.00
Production Growth
Target	Average	Performance
(in mm	Annual	Unit Value
ozs.)	Target
39.0	13.0	$50.00
36.0	12.0	$41.66
34.5	11.5	$33.33
33.0	11.0	$25.00
31.5	10.5	$20.00
30.0	10.0	$15.00

Cash Flow
% of Target	Unit Value
115%	$50.00
110%	$42.50
105%	$32.50
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
75%	$12.50
70%	$10.00
65%	$7.50
60%	$0.00

#4 Shaft Completion
% Complete @
12/31/13	Unit Value
100%	$50.00
93%	$45.00
92%	$35.00
89%	$30.00
87%	$25.00
86%	$20.00
85%	$15.00
84%	$10.00
83%	$5.00

Reserve and resource growth. Increasing our resources remains a fundamental challenge because, in addition to replacing reserves, we must add other resources that can be converted to reserves to sustain higher production levels. In other words, the Company will not only have to replace its current production, but will have to discover or acquire additional ounces to achieve this target.

Production growth. A production growth target was added to the LTIP beginning with the 2010-2012 LTIP, and was continued in the 2011-2013 LTIP. Production growth has a minimum payout equal to our long-range plan which averages 10 million ounces of silver production annually. For the plan to achieve the maximum, production would have to increase by 9 million ounces.

Cash flow. Targets are driven directly from the Company’s long-range financial plan. The range of payout is capped at 115% of target and does not pay out below 65% of target.

#4 Shaft completion. In 2011, we added another new component to the LTIP. We determined that in order to achieve production growth at the Lucky Friday mine, it was essential that the #4 Shaft be completed on schedule. To achieve 100% completion by the end of this three-year plan, the project would be approximately eleven months ahead of schedule, and would pay out at the maximum rate of $50 per unit. If the project was below 83% of target, no payout would occur under the plan.

2011-2013 LTIP – Analysis and Decision. The specific 2011-2013 LTIP goals were approved by the committee in February 2011. The goals were:

		Actual	% of	Units
Performance Measure	Target	Performance	Target	Earned
Reserve and Resource	40 Silver oz. added	546 (millions)	1,366%	$100.00
Growth	(millions)
Cash Flow	$422 Cash Flow	$342 (millions)	81%	$15.50
	(millions)
Production Growth	33 Silver oz.	24.8 (millions)	75%
	(millions)
#4 Shaft Completion	87% complete	61.5% complete	71%

During this three-year period, the reserve and resource growth was achieved by adding 546.41 million equivalent silver ounces, which is 1,366% of target and paid out at $100.00 per unit, since this factor’s maximum is two times that of other factors, while cash flow was achieved at 81% of target and paid out at $15.50 per unit (See “2011-2013 Performance Unit Valuation” chart on page 73). Because of the shutdown of the Lucky Friday mine, the production goal culminated at 75% of target (below threshold payout) and the #4 Shaft progress goal was at 71% of target (below threshold payout). The total 2011-2013 LTIP payout was $115.50 per unit.

In February 2014, the Compensation Committee and the Board of Directors approved payout of the LTIP awards to be 50% in cash and 50% in equity up to target level payout, with the portion above target also paid in equity. The equity portion of the award will not vest and be distributed until August 26, 2014.

The following chart shows the number of performance units awarded in 2011 to each NEO, the unit value achieved, the total amount the award (number of units x $115.50 = cash received), and the amount of cash and number of shares received.

	2011-2013		Total
	Performance		Amount of	Cash	Equity
	Units	Unit Value	Award[1]	Received	Received[3]
Name	(#)	($)	($)	($)	(#)
Phillips S. Baker, Jr.	8,250	115.50	952,875	412,500	158,005
James A. Sabala	3,000	115.50	346,500	150,000	57,456
Lawrence P. Radford	1,650 [2]	115.50	190,575	82,500	31,601
Dr. Dean W.A. McDonald	1,800	115.50	207,900	90,000	34,474
David C. Sienko	1,800	115.50	207,900	90,000	34,474
Don Poirier	1,800	115.50	207,900	90,000	34,474

1.	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table on page 83 under “Non- Equity Incentive Plan Compensation.”

2.	Mr. Radford joined the Company on October 19, 2011. These performance units are prorated.

3.	The equity portion of the 2011-2013 LTIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing stock price of the Company’s common stock on the NYSE on March 3, 2014 ($3.42).

Restricted Stock Units. Restricted stock units (“RSUs”) are granted to the NEOs under the Key Employee Deferred Compensation Plan and/or the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded each NEO RSUs in June 2013. The RSUs vest in three equal amounts with vesting dates of June 25, 2014, June 25, 2015, and June 25, 2016. See “Grants of Plan-Based Awards for 2013” on page 85.

The Company authorized a common stock dividend program in 2011. In connection with this program, all outstanding and unvested RSU awards granted to employees are credited with dividend equivalents on unvested RSUs in order to maintain the economic alignment between the value of an RSU and the value of a share of Company common stock. Upon payment of a dividend by the Company to its shareholders, an employee with an outstanding RSU award is credited with a dollar amount equal to the dividend that would have been paid if the shares subject to that award were vested shares of common stock rather than unvested RSUs. These “dividend equivalents” are paid to an employee only if and when the underlying RSUs vest. See footnote 1 to the “Option Exercises and Stock Vested for 2013” on page 88.

In 2013, we granted RSUs to approximately 104 employees, including all NEOs, under the 2010 Stock Incentive Plan and the Key Employee Deferred Compensation Plan.

Performance-based Shares. A new feature of the equity award granted to Mr. Baker by the independent Board members in June 2013 was the introduction of performance-based shares comprising one-half of his total equity award, at which time, the committee granted 170,648 performance-based shares to Mr. Baker. The award of these performance-based shares will be on the basis of TSR of Hecla common stock for the three-year period from January 1, 2013 through December 31, 2015, based on the following percentile rank within peer group companies:

Company TSR Rank	TSR Performance
Among Peers	Multiplier
25th percentile	Threshold award at 50% of target
50th percentile	Target award at grant value
100th percentile	Maximum award at 200% of target

The industry peer group used for purposes of the TSR performance-based award consists of the following companies:

Alamos Gold Inc.	Allied Nevada Gold Corp.	AuRico Gold
Centerra Gold Inc.	Coeur Mining Inc.	Eldorado Gold
Endeavor Silver Corp.	First Majestic Silver Corp.	Golden Star Resources Ltd.
IAMGOLD Corporation	New Gold Inc.	Osisko Mining Corporation
Silver Standard Resources	Pan American Silver Corporation	Stillwater Mining Company

or any successors thereto, in each case, to the extent each is a publicly traded corporation throughout the entire TSR performance period.

TOTAL SHAREHOLDER RETURN (TSR) - 1/1/13 through 12/31/15
		Stock	Dividend
	Stock	Price -	Paid
	Price -	End of	(per
	Beg. of	1st Year	share) -	TSR
	Period -	-	thru	thru	12/31/13	%ile
Peer Company	1/3/13	12/31/13	12/31/13	12/31/13	Ranking	Rank
Stillwater Mining	$13.24	$12.34	$0.000	-6.8%	1	100.0%
Alamos Gold	$17.84	$12.87	$0.300	-26.2%	2	93.3%
Pan American Silver	$19.21	$11.70	$0.500	-36.5%	3	86.7%
Osisko Mining	$8.32	$4.71	$0.000	-43.4%	4	80.0%
Hecla	$6.11	$3.08	$0.018	-49.3%	5	73.3%
New Gold	$11.14	$5.56	$0.000	-50.1%	6	66.7%
First Majestic Silver	$20.91	$10.43	$0.000	-50.1%	7	60.0%
Eldorado Gold	$13.10	$6.03	$0.120	-53.1%	8	53.3%
Endeavour Silver	$8.23	$3.84	$0.000	-53.3%	9	46.7%
Centerra Gold	$9.69	$4.32	$0.160	-53.8%	10	40.0%
Silver Standard	$15.39	$6.96	$0.000	-54.8%	11	33.3%
AuRico Gold	$8.35	$3.66	$0.040	-55.7%	12	26.7%
Coeur Mining	$25.20	$10.85	$0.000	-56.9%	13	20.0%
IAMGOLD	$11.63	$3.53	$0.250	-67.5%	14	13.3%
Golden Star	$1.90	$0.44	$0.000	-76.8%	15	6.7%
Allied Nevada Gold	$30.30	$3.77	$0.000	-87.6%	16	0.0%

Stock Options. The ability to grant stock options under the 1995 Stock Incentive Plan expired in May 2010. All outstanding stock options granted under this plan are still exercisable until their expiration date (May 5, 2015). In June 2010, our shareholders approved the 2010 Stock Incentive Plan. Stock options granted under this plan will be issued with an exercise price based on the fair market value (the closing sales price of our common stock on the NYSE on the date of grant).

For several years prior to the last three years, we granted stock options to key employees during the second quarter of the calendar year. In addition to these annual grants, we occasionally granted options to new employees upon hire. For the past three years, we did not make any annual stock option awards to our NEOs due to the cost of the options compared to the expected compensation to be realized by the executive.

Other

Guidelines and Timing of Equity Awards. We have no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value is the closing stock price of our common stock on the NYSE on the date of grant. In addition, the committee typically recommends to the Board awards of stock options and/or RSUs to NEOs in the first half of the year.

Stock Ownership Policy. We believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee developed stock ownership guidelines for the NEOs. The stock ownership guidelines established for the NEOs (except the President and CEO) is two times annual base salary, which should be achieved within five years of the adoption of the guidelines. The stock ownership guidelines established for the President and CEO is six times annual base salary, to be achieved within five years of adoption of the guidelines.

The following table summarizes the NEOs stock ownership guidelines, number of shares, and number of shares owned. As of December 31, 2013, Messrs. Baker, Sabala, McDonald and Poirier, met the guidelines based on the closing market price of our common stock on the NYSE as of December 31, 2013 ($3.08). It is anticipated that with the vesting of RSUs on March 14, 2014, Messrs. Radford and Sienko will meet the stock ownership guidelines. In our calculations, we include shares directly held and unvested RSUs. We do not include unexercised stock options or performance-based shares.

Executive Stock Ownership as of December 31, 2013

									Total
									Value of
									Shares
									Held by
	Annual	X		Total Value	Shares				NEO at
	Base	Annual		of Shares to	Held	Unvested	Deferred	Total	12/31/13
	Salary	Base		be Held	Directly	RSUs	Shares[1]	Shares	($3.08)
NEO	($)	Salary		($)	(#)	(#)	(#)	(#)	($)
Baker	605,000	6	x	3,630,000	961,432	297,358	90,789	1,349,579	4,156,703
Sabala	355,000	2	x	710,000	100,394	185,306	0	285,700	879,956
Radford	355,000	2	x	710,000	32,315	186,286	0	218,601	673,291
McDonald	275,000	2	x	550,000	115,091	163,150	0	278,241	856,982
Sienko	250,000	2	x	500,000	41,160	84,701	0	125,861	387,651
Poirier	226,000	2	x	452,000	104,769	107,649	0	212,418	654,247

1.	Restricted stock units that have vested, but are deferred into the Key Employee Deferred Compensation Plan until a distributable event, which was elected by our CEO.

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan under which participants may defer up to 100% of their annual base salary and up to 100% of their short- and long-term performance-based or incentive compensation. Participants may elect to have these amounts valued based upon Hecla common stock and credited to a stock account. Alternatively, participants may elect to have these amounts valued in dollars and credited to an investment account. The KEDCP provides for matching and discretionary contributions by us when deferral amounts are valued based upon our common stock. Participants may also elect to defer any RSUs that have vested. This feature promotes alignment of the interests of participants with those of our shareholders. Investment accounts of deferral amounts valued in dollars are credited monthly with an amount based on the annual prime rate for corporate borrowers. In general, participants may receive distributions from their deferred compensation balances only upon separation from service with us or according to a fixed date or schedule selected by the participants. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the “Nonqualified Deferred Compensation for 2013” table on page 89.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. Therefore, all U.S. salaried employees, including the NEOs, are eligible to participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), the Capital Accumulation Plan (a 401(k) plan, which includes matching contributions by Hecla up to 6%), health, vision and dental coverage, various company-paid insurance plans, and paid time off, including vacations and holidays. All Canadian salaried employees including NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Nonqualified Defined Benefit Plan. Under the Retirement Plan, upon normal retirement each participant is eligible to receive a monthly benefit equal to a certain percentage of final average annual earnings for each year of credited service. Additional details about the Retirement Plan are described in the narrative accompanying the “Pension Benefits” table that is included in this Proxy Statement on page 99. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and the reduction of benefits, if any, due to a deferral of salary made under our KEDCP, will be paid out of our general funds to any employee who may be adversely affected. The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include salary plus any other cash incentives.

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Clawback Policy

At its February 2013 meeting, the Compensation Committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the members of the Board will review incentive compensation that was paid to the Company’s current or former executive officers under the Company’s Annual Incentive Plan and Long-term Incentive Plan (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as it deems appropriate, recover from any executive whose conduct is determined by the Board to be the cause or partial cause for the restatement, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the release of any Form 10-Q or Form 10-K, or at any other time during the year, while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

Change of Control Agreements

In February 2014, the committee and the Board of Directors of the Company approved amendments to the employment agreement with each of our NEOs. The agreements are now referred to as Change of Control Agreements and contain provisions regarding the results of a change of control of the Company in certain circumstances. The committee believes that these agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change of control that are not provided by other elements of our compensation program. The committee believes that change of control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders should a change of control take place. These agreements do this by providing executives with the necessary job stability and financial security during a change of control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all of these objectives serve the shareholders’ interests. The committee also believes that change of control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change of control provisions were developed by the Company and the committee based on market and industry competitive practice. The Company and the committee periodically review the benefits provided under the agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Under the terms of our Change of Control Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with and without cause) following a change of control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “Change of Control and Termination” on page 90.

The termination of employment provisions of the Change of Control Agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of FASB ASC Topic 718. We also take into consideration other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”) provides that compensation in excess of $1 million paid to the CEO or to any other NEO (other than the chief financial officer) of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section 162(m). We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, stock options and RSUs, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Code Section 162(m). The committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

In 2013, Mr. Baker, our President and Chief Executive Officer, earned amounts subject to Section 162(m) in excess of $1 million, therefore a portion of his total compensation is not deductible by Hecla.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated our plans to appropriately comply with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hecla’s management and its independent compensation consultant. Based on its review and discussions, the committee recommended to the Board, and the Board has approved, the Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted by
The Compensation Committee of the
Board of Directors

George R. Nethercutt, Jr., Chairman
Ted Crumley
Terry V. Rogers
Dr. Anthony P. Taylor

COMPENSATION TABLES

Summary Compensation Table for 2013

The following compensation tables provide information regarding the compensation of our CEO, CFO, and four other NEOs who were the most highly compensated in the calendar year ended December 31, 2013 (“NEOs”).

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Year	Salary[1]	Bonus[2]	Awards[3]	Awards[3]	Compensation[4]	Earnings[5]	Compensation		Total
Position		($)	($)	($)	($)	($)	($)	($)		($)
Phillips S. Baker, Jr.	2013	575,208	- -	1,073,874 [8]	0	1,497,375	692,922	15,300	[6]	3,854,679
President and Chief	2012	522,917	- -	979,305	0	1,355,000	1,059,514	15,000		3,931,736
Executive Officer	2011	472,500	- -	800,004	0	1,745,000	592,579	12,792		3,622,875
James A. Sabala	2013	341,458	- -	344,999	0	825,750	268,474	15,300	[6]	1,795,981
Senior Vice President	2012	313,750	- -	327,000	0	552,050	254,701	15,000		1,462,501
and CFO	2011	290,000	- -	299,998	0	653,750	148,278	12,317		1,404,343
Lawrence P. Radford	2013	341,458	- -	300,000	0	589,950	91,197	15,300	[6]	1,337,905
Senior Vice President –	2012	313,750	- -	222,000	0	360,980	38,823	15,000		950,553
Operations	2011	47,884	- -	414,180	0	82,208	2,817	11,243		558,332
Dr. Dean W. A. McDonald[9]	2013	279,443	- -	300,000	0	455,400	183,417	16,210	[7]	1,234,470
Senior Vice President -	2012	242,444	- -	294,000	0	337,840	200,307	15,000		1,089,591
Exploration	2011	212,500	- -	270,008	0	442,250	118,525	15,213		1,058,496
David C. Sienko	2013	241,875	- -	154,001	0	387,900	60,693	15,300	[6]	859,769
Vice President and General	2012	224,167	- -	154,000	0	279,460	47,176	15,000		719,803
Counsel	2011	207,500	- -	146,004	0	327,450	24,713	14,700		720,367
Don Poirier[9]	2013	233,080	- -	199,999	0	370,620	130,940	16,210	[7]	950,849
Vice President –	2012	210,411	- -	193,000	0	292,000	149,824	15,000		860,235
Corporate Development	2011	200,000	- -	170,002	0	378,000	89,925	15,213		853,140

1.	Salary amounts include both base salary earned and paid in cash during the fiscal year listed.

2.	In accordance with SEC rules, the “Bonus” column will only disclose discretionary cash bonus awards. In each of 2011, 2012 and 2013, there were no discretionary cash bonuses awarded to any NEO.

3.	The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards, please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Please see the “Grants of Plan-Based Awards for 2013” table on page 85 for more information about the awards granted in 2013.

4.	This column represents the cash performance payments awarded and earned by the NEOs in the calendar years 2011 and 2012 under our AIP and plan periods 2009–2011 and 2010–2012 under our LTIP. The 2013 AIP and the 2011-2013 LTIP awards were paid 50% in cash and 50% in equity up to target level payout, with any portion above target also paid in equity in the form of restricted stock units that vest on August 26, 2014. The awards for each of the plan years are as follows:

								Total AIP	Total AIP
								and LTIP	and LTIP
		AIP		LTIP	Unit	LTIP	Total AIP	Paid in	Paid in
		Award	LTIP Plan	Units	Value	Award	and LTIP	Cash	Shares*
Name	Year	($)	Period	(#)	($)	($)	($)	($)	(#)
Baker	2013	544,500	2011-2013	8,250	115.50	952,875	1,497,375	684,750	237,610
	2012	605,000	2010-2012	7,500	100.00	750,000	1,355,000	1,355,000	0
	2011	625,000	2009-2011	5,600	200.00	1,120,000	1,745,000	1,745,000	0
Sabala	2013	479,250	2011-2013	3,000	115.50	346,500	825,750	283,125	158,662
	2012	292,050	2010-2012	2,600	100.00	260,000	552,050	552,050	0
	2011	303,750	2009-2011	1,750	200.00	350,000	653,750	653,750	0
Radford	2013	399,375	2011-2013	1,650	115.50	190,575	589,950	215,625	109,452
	2012	269,280	2010-2012	917	100.00	91,700	360,980	360,980	0
	2011	45,608	2009-2011	183	200.00	36,600	82,208	82,208	0
McDonald	2013	247,500	2011-2013	1,800	115.50	207,900	455,400	193,125	76,689
	2012	177,840	2010-2012	1,600	100.00	160,000	337,840	337,840	0
	2011	182,250	2009-2011	1,300	200.00	260,000	442,250	442,250	0
Sienko	2013	180,000	2011-2013	1,800	115.50	207,900	387,900	165,000	65,175
	2012	149,460	2010-2012	1,300	100.00	130,000	279,460	279,460	0
	2011	161,250	2009-2011	831	200.00	166,200	327,450	327,450	0
Poirier	2013	162,720	2011-2013	1,800	115.50	207,900	370,620	157,800	62,228
	2012	132,000	2010-2012	1,600	100.00	160,000	292,000	292,000	0
	2011	138,000	2009-2011	1,200	200.00	240,000	378,000	378,000	0

* Shares were valued based on the closing price of Hecla’s common stock on the NYSE on March 3, 2014 ($3.42).

5.	The amounts reported in this column are changes between December 31, 2012 and December 31, 2013 in the actuarial present value of the accumulated pension benefits. None of the amounts reported in this column are above-market nonqualified deferred compensation earnings.

6.	These amounts are Hecla’s matching contributions made under Hecla’s Capital Accumulation Plan for the NEOs.

7.	These amounts are for retirement contributions made on behalf of Dr. McDonald and Mr. Poirier. Canadian employees are excluded from participation in the Hecla Capital Accumulation Plan. Dr. McDonald and Mr. Poirier are paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time.

8.	Includes: (i) restricted stock units (170,648) granted to Mr. Baker on June 21, 2013; and (ii) performance-based shares (170,648) awarded to Mr. Baker on June 21, 2013. See “Performance-based Shares” on page 76 for a description of the performance-based shares.

9.	Dr. McDonald and Mr. Poirier receive their compensation in Canadian funds. The amounts reported for Dr. McDonald and Mr. Poirier are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time during this time period.

The following table shows all plan-based awards granted to the NEOs during 2013.

Grants of Plan-Based Awards for 2013

			Estimated Future Payouts Under			Other	All Other
			Non-Equity Incentive Plan Awards			Stock	Option		Closing	Grant
						Awards:	Awards:	Exercise	Market	Date Fair
						Number	Number of	or Base	Price	Value of
		Long-Term				of Shares	Securities	Price of	on	Stock and
		Performance				of Stock	Underlying	Option	Date of	Option
	Grant	Plan Units	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Date	(#)	($)	($)	($)	(#)[1]	(#)	($/Sh)	($)	($)
Phillips S. Baker, Jr.
Restricted Stock[2]	6/21/13					170,648			2.93	499,999
Performance Shares[3]	6/21/13					170,648			2.93	573,875
LTIP[4]		8,250	0	825,000	1,650,000
AIP[5]			0	605,000	1,210,000
James A. Sabala
Restricted Stock[2]	6/21/13					117,747			2.93	344,999
LTIP[4]		3,400	0	340,000	680,000
AIP[5]			0	266,250	532,500
Lawrence P. Radford
Restricted Stock[2]	6/21/13					102,389			2.93	300,000
LTIP[4]		3,000	0	300,000	600,000
AIP[5]			0	266,250	532,500
Dr. Dean W.A.
McDonald
Restricted Stock[2]	6/21/13					102,389			2.93	300,000
LTIP[4]		2,600	0	260,000	520,000
AIP[5]			0	206,250	412,500
David C. Sienko
Restricted Stock[2]	6/21/13	1,900	0	190,000	380,000	52,560			2.93	154,001
LTIP[4]			0	150,000	300,000
AIP[5]
Don Poirier
Restricted Stock[2]	6/21/13					68,259			2.93	199,999
LTIP[4]		2,050	0	205,000	410,000
AIP[5]			0	135,600	271,200

1.	We account for equity-based awards in accordance with the requirements of FASB ASC Topic 718, pursuant to which we recognize compensation expense of performance-based share awards to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and RSU awards to an employee is based on the stock price at grant date. The compensation expense for restricted stock and RSUs is recognized over the vesting period.

2.	Represents the number of RSUs granted on June 21, 2013, to the NEOs under the terms of the KEDCP. The restrictions lapse for one-third of the RSUs on June 21, 2014, one-third on June 21, 2015, and one-third on June 21, 2016, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of restricted shares multiplied by the closing price of the Company common stock on the grant date of $2.93.

3.	Represents the number of performance-based shares of Hecla common stock, having a target value of $500,000 with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) to Mr. Baker under the KEDCP. Award of these performance-based shares will be on the basis of TSR of Hecla common stock for the three-year period from January 1, 2013 through December 31, 2015, based on the following percentile rank within peer group companies:

  100th percentile rank among peers = maximum award at 200% of target

  50th percentile rank among peers = target award at grant value

  25th percentile rank among peers = threshold award at 50% of target.

  Hecla’s TSR performance versus that of peer group companies will be based on average share price over the last 60 calendar days prior to January 1, 2013, as the base price, and average share price the last 60 calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

4.	Represents the potential value of the payout for each NEO under the 2013-2015 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the “Compensation Discussion and Analysis” beginning on page 50. Dollar amounts shown in this column are valued as follows: Threshold, $0; Target, $100; and Maximum, $200. As reflected in the “Summary Compensation Table,” awards were paid out in March 2014 for the three-year period 2011-2013. Awards were paid 50% in cash and 50% in equity up to target level payout, with any portion above target also paid in equity in the form of RSUs that vest on August 26, 2014.

5.	Represents the potential value of the payout for each NEO under the 2013 AIP described on page 69. The total payout to each NEO under the 2013 AIP is described in footnote 4 to the “Summary Compensation Table”. Awards were paid 50% in cash and 50% in equity up to target level payout, with any portion above target also paid in equity in the form of restricted stock units that vest on August 26, 2014.

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised and unvested stock option awards, and unvested RSUs. Each equity grant is shown separately for each NEO. The stock option prices shown were determined by using the mean between the highest and lowest reported sales prices of our common stock on the NYSE on the date of grant. The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2013, which was $3.08.

Outstanding Equity Awards at Calendar Year-End for 2013

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities					Market Value of
	Underlying	Underlying				Number of Shares or	Shares or Units of
	Unexercised	Unexercised	Option			Units of Stock That	Stock That Have
	Options	Options	Exercise	Option	Option	Have Not	Not Vested as of
	(#)	(#)	Price	Grant	Expiration	Vested	12/31/13
Name	Exercisable	Unexercisable	($)	Date	Date	(#)	($)
Phillips S. Baker, Jr.	235,602	- -	3.42	5/28/09	5/28/14
	137,615	- -	5.52	5/5/10	5/5/15
						54,870[1]	169,000
						71,840[2]	221,267
						170,648[3]	525,596
						107,759[4]	479,304
						170,648[5]	573,875
James A. Sabala						20,576[1]	63,374
						46,983[2]	144,707
						117,747[3]	362,660
Lawrence P. Radford	- -	- -	- -	- -	- -
						26,000[1]	80,080
						31,897[2]	98,243
						102,389[3]	315,358
						26,000[6]	80,080
Dr. Dean W. A. McDonald	65,445	- -	3.42	5/28/09	5/28/14
	38,226	- -	5.52	5/5/10	5/5/15
						18,519[1]	57,039
						42,242[2]	130,105
						102,389[3]	315,358
David C. Sienko	15,000		4.735	1/29/10	1/29/15
	30,581		5.52	5/5/10	5/5/15
						10,014[1]	30,843
						22,127[2]	68,151
						52,560[3]	161,885
Don Poirier	52,356	- -	3.42	5/28/09	5/28/14
	30,581	- -	5.52	5/5/10	5/5/15
						11,660[1]	35,913
						27,730[2]	85,408
						68,259[3]	210,237

1.	RSU awards made on June 24, 2011, under the terms of the 2010 Stock Incentive Plan. The restrictions lapsed on March 14, 2014.

2.	RSU awards made on June 25, 2012, under the terms of the KEDCP. The restrictions lapsed on one-third of the shares on June 25, 2013. The remaining RSUs lapse one-third on June 25, 2014; and one-third on June 25, 2015. If any NEO leaves the Company before the restrictions lapse, the NEO forfeits these RSUs. When cash dividends are paid on Hecla common stock, dividend equivalents are credited which are converted into additional RSUs subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.

3.	RSU awards made on June 21, 2013, under the terms of the KEDCP for Mr. Baker, and under the 2010 Stock Incentive Plan for the other NEOs. The restrictions lapse for one-third of the shares on June 21, 2014, one-third on June 21, 2015, and one-third on June 21, 2016. If any NEO leaves the Company before the restrictions lapse, the NEO forfeits these RSUs. When cash dividends are paid on Hecla common stock, dividend equivalents are credited which are converted into additional RSUs subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.

4.	Award of performance-based shares that will be earned on the basis of TSR of Hecla common stock for the three-year period from January 2, 2012 to December 31, 2014.

5.	Award of performance-based shares that will be earned on the basis of TSR of Hecla common stock for the three-year period from January 1, 2013 through December 31, 2015.

6.	RSU awards made on October 19, 2011. The 26,000 RSUs vest on August 5, 2016. When cash dividends are paid on Hecla common stock, dividend equivalents are credited which are converted into additional RSUs subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.

The following table shows information concerning the exercise of stock options and the number of stock awards that vested during calendar year 2013 for each of the NEOs, and the value realized on the exercise of options and vesting of stock awards during calendar year 2013.

Option Exercises and Stock Vested for 2013

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting[1]	on Vesting
Name	(#)	($)	(#)	($)
Phillips S. Baker, Jr.	- -	- -	35,919 [2]	- -
James A. Sabala	- -	- -	23,820	68,125
Lawrence P. Radford	- -	- -	16,171	46,249
Dr. Dean W.A. McDonald	- -	- -	21,415	61,247
David C. Sienko		- -	11,218	32,083
Don Poirier	- -	- -	14,059	40,209

1.	The NEOs were granted these RSUs on June 25, 2012. On June 25, 2013, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $2.86, which was the closing sales price of our common stock on the NYSE on June 25, 2013. Under the terms of the KEDCP, the RSUs accrued dividends until they vested and were paid in the form of shares.

		# of Dividend
		Equivalent Shares
Name	# of Shares Vested	Earned
Baker	35,919	- -
Sabala	23,491	329
Radford	15,948	223
McDonald	21,120	295
Sienko	11,063	155
Poirier	13,865	194

2.	Mr. Baker deferred the shares into his stock account under the terms of the KEDCP. He may not receive the shares until a “Distributable Event,” as defined under the KEDCP, and will not realize value until the shares are distributed to him.

The table below provides information on the nonqualified deferred compensation of the NEOs in 2013.

Nonqualified Deferred Compensation for 20131

	Executive Stock	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance of Stock at
	Last FYE[2]	Last FYE	Last FYE	Distributions	Last FYE
Name	(#)	($)	($)	($)	(#)
Phillips S. Baker, Jr.	35,919	- -	- -	- -	90,789[3]
James A. Sabala	- -	- -	- -	- -	- -
Lawrence P. Radford	- -	- -	- -	- -	- -
Dr. Dean W. A. McDonald[4]	- -	- -	- -	- -	- -
David C. Sienko	- -	- -	- -	- -	- -
Don Poirier[4]	- -	- -	- -	- -	- -

1.	No cash compensation was deferred by NEOs in 2013.

2.	Only vested stock was deferred into the KEDCP in 2012 and 2013.

3.	Mr. Baker deferred 35,919 shares of restricted stock that vested in June 2013 into the KEDCP. In 2012, he deferred 54,870 shares of restricted stock that vested in June 2012.

4.	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer awards earned under the LTIP, AIP and any RSUs granted under the terms of the KEDCP and 2010 Stock Incentive Plan. Deferral elections are made by eligible executives in the prior year for amounts to be earned (or granted with regard to long-term stock grants) in the following year. An executive may defer all or a portion of their annual non-equity incentive compensation, long-term stock unit grants, awards under the KEDCP, up to 100% of their base compensation and up to 100% of their performance-based or bonus compensation. The KEDCP also provides for corporate matching amounts where the participants elect to have their deferred compensation value based on our common stock in order to promote alignment of the participants with our common shareholders. It also provides for corporate discretionary allocations of amounts valued by our common stock.

Amounts deferred under the KEDCP are initially credited to either an investment account or a stock account. Amounts credited to the investment account of a participant under the KEDCP are valued in dollars and are delivered to the participant in cash upon a distributable event. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the Compensation Committee may designate from time-to-time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable, in general, upon the earliest to occur of one or more of the following distribution events: (i) the date on which the participant separates from service with us, with the right to a distribution delayed for six months for certain “specified employees”; (ii) the date on which the participant separates from service with us due to “disability” which is defined in Section 409A of the Internal Revenue Code; (iii) the date on which the participant dies; (iv) a fixed date or fixed schedule selected by the participant; (v) the date on which occurs an “unforeseeable emergency,” which is defined in Section 409A of the Internal Revenue Code; (vi) the date on which occurs a “change of control” of the Company, which is defined in regulations issued by the Internal Revenue Service; and (vii) the date on which the KEDCP terminates.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Prior to November 6, 2006, in accordance with the terms of the KEDCP, the Compensation Committee could permit participants to purchase discounted stock option units. The KEDCP was amended on November 6, 2006, and as a result, discounted stock option units can no longer be purchased.

Change of Control and Termination

We have Change of Control Agreements (collectively, the “CIC Agreements”) with our NEOs (Messrs. Baker, Sabala, McDonald, Poirier, Radford and Sienko).

The CIC Agreements were entered into on February 21, 2014 upon the recommendation to the Board by the Compensation Committee and were approved by the Board on the basis of such recommendation. The CIC Agreements provide that each of the NEOs shall serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change of control of the Company (the date of such change of control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is three years from the Effective Date (except for Mr. Radford who has a term of two years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements have a change of control period of three years (except for Mr. Radford who has a term of one year), and this period is automatically renewed for an additional year from the anniversary date of each year unless we give notice of nonrenewal 60 days prior to the renewal date. Under the CIC Agreements, a change of control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13d-3 of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations); or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things that, in the event of a change of control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change of control for the duration of the term of the CIC Agreement. The CIC Agreements also provide that should a NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the Employment Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate and his highest annual incentive prior to the Effective Date. For Mr. Radford and any other CIC Agreements entered into after February 21, 2014, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

A NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits. The CIC Agreements also provide that under certain limited circumstances, we will make an additional gross-up payment if necessary to place the NEO in the same after-tax position as if no excess tax were imposed by the Internal Revenue Code. For Mr. Radford and any other executive who enters into a CIC Agreement after February 21, 2014, we apply a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change of control if the NEO would receive a greater after-tax benefit than he would receive if full severance benefits were paid, taking into account all applicable taxes including any excise tax. See “Payments Made Upon a Change of Control” below.

The table starting on page 94 reflects the amount of compensation to each of the NEOs in the event of termination of such NEO’s employment under the terms of the NEO’s CIC Agreement. That table also shows the amount of compensation payable to each NEO upon voluntary termination; involuntary not for cause termination; for cause termination; termination following a change of control; and in the event of disability or death of the NEO. The amounts shown assume that such termination was effective as of December 31, 2013, and thus includes amounts earned through such time, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from Hecla.

Payments Made Upon Termination. For voluntary and involuntary not for cause terminations, NEOs may receive: (i) a prorated portion of short-term performance compensation; (ii) any amounts due under matured long-term performance compensation plans; (iii) one month of health and welfare benefits; and (iv) any earned, but unused vacation. Neither of these terminations would impact their vested retirement plans and the 401(k) match would be deposited in their accounts.

Payments Made Upon Retirement. The NEOs could receive a prorated portion of any short-term performance compensation and a prorated portion of any long-term compensation in effect at the time of their retirement. They would also receive one month of health and welfare benefits and any earned but unused vacation, and the 401(k) match would be deposited in their accounts. As of December 31, 2013, none of the NEOs are eligible for early or regular retirement.

Payments Made Upon Death or Disability. Upon death or disability, the NEOs would receive a prorated portion of any short-term performance compensation, as well as a prorated portion of any long-term compensation plans in which the NEO was a participant. In both cases, retirement would be reduced in accordance with the terms of the plans and, in the case of death, the surviving spouse or other beneficiary would receive the payments. They would also receive one month of health and welfare benefits and any accrued, but unused vacation and the 401(k) match would be deposited in their accounts.

Payments Made Upon a Change of Control. If a change of control occurs as defined in the NEOs’ CIC Agreements, they would be eligible for a prorated portion of any short-term performance compensation and a prorated portion of any long-term performance compensation as though they had been employed for an additional three years. They would also receive three years of health and welfare benefits and disability and life insurance premiums would be paid. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. Payment would be as if they had been employed for an additional two years for the CIC Agreement with Mr. Radford and any other CIC Agreements entered into after February 21, 2014.

The CIC Agreements provide for specified payments and other benefits if the NEO’s employment is terminated either (i) by the NEO for good reason, or (ii) by Hecla or its successor other than for cause, death or disability, within the three years [two years for Mr. Radford] following a change of control, or prior to a change of control if it can be demonstrated that the termination was related to a potential change of control. These payments and benefits include the following:

  all accrued obligations;

  a lump-sum payment equal to three times the sum of the NEO’s then annual base salary and the NEO’s highest annual and long-term incentive payment for the three years prior to the change of control, with multiples of two years for the CIC Agreement with Mr. Radford and any other CIC Agreement entered into after February 21, 2014;

  a lump-sum payment equal to the difference in the Retirement Plan and Supplemental Plan benefits to which the NEO would be entitled on (i) the date of actual termination, and (ii) three years later, with two years later for the CIC Agreement with Mr. Radford and any other CIC Agreement entered into after February 21, 2014; and

  for Messrs. Baker, Sabala, McDonald, Sienko and Poirier, the continued participation for three years in all of Hecla’s benefits plans and programs to which the NEO would be entitled on the date of the change of control (or provision of equivalent benefits if such continued participation was not possible under the terms of such plans and programs) with multiples of two years on the CIC Agreement with Mr. Radford and any other CIC Agreement entered into after February 21, 2014.

In addition, the CIC Agreements, in conjunction with our equity compensation plans, provide for immediate vesting of all stock options and restricted stock awards in the event of a change of control and the NEO is terminated without cause or leaves for good reason (i.e., a “double trigger”). In such a situation the Long-term Incentive Plan would also pay out a prorated award based on target performance, regardless of actual performance. However, this payment directly offsets the cash severance payment by the same amount. These plan provisions are intended to recognize the value of the NEO’s long-term contribution to Hecla and not affect management decisions following termination.

The CIC Agreements provide that in the event that (i) a payment qualifies as an “excess parachute payment” under Section 280G of the Internal Revenue Code and is therefore subject to an excise tax, and (ii) the value of the “excess parachute payment” exceeds 110% of the safe harbor amount, then we will make an additional gross-up payment to place the NEO in the same after-tax position as if no excise tax were imposed. If the value of the “excess parachute payment” does not exceed 110% of the safe harbor amount, then no gross-up payment will be made to the NEO. The intent of this provision is to limit the exposure of Hecla and the NEOs to the “excess parachute payment” rules. The CIC Agreement for Mr. Radford, and any CIC Agreement entered into with newly hired executives after February 21, 2014, apply a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change of control if the NEO would receive a greater after-tax benefit than he would receive if full severance benefits were paid, taking into account all applicable taxes including any excise tax.

Potential Payments Upon Termination or Change of Control

		Involuntary		Termination
		Not For		Following a
	Voluntary	Cause	For Cause	Change of
	Termination	Termination	Termination	Control	Disability	Death
	on	on	on	on	on	on
Executive Benefits and	12/31/13	12/31/13	12/31/13	12/31/13	12/31/13	12/31/13
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Phillips S. Baker, Jr.
Short-term Performance Compensation	544,500	544,500	- -	1,875,000[1]	544,500	544,500
Stock Options	- -	- -	- -	- -	- -	- -
Restricted Stock	- -	- -	- -	1,073,874	- -	- -
Long-term Performance Compensation	952,875	952,875	952,875	3,360,000[2]	1,777,875	1,777,875
Benefits & Perquisites:
Retirement Plans[3]	3,367,865	3,367,865	3,367,865	4,928,982	6,081,973	3,895,681
Deferred Compensation[4]	- -	- -	- -	- -	- -	- -
Health and Welfare Benefits[5]	1,922	1,922	1,922	69,192	1,922	1,922
Disability Income[6]	- -	- -	- -	- -	1,138,803	- -
Life Insurance Benefits[7]	- -	- -	- -	11,103	- -	325,000
Change of Control Payment[8]	- -	- -	- -	1,815,000	- -	- -
Earned Vacation Pay[9]	46,536	46,536	46,536	46,536	46,536	46,536
Outplacement	- -	- -	- -	20,000	- -	- -
Total	4,913,698	4,913,698	4,369,198	13,199,687	9,591,609	6,591,514

James A. Sabala
Short-term Performance Compensation	479,250	479,250	- -	1,437,750[1]	479,250	479,250
Stock Options	- -	- -	- -	- -	- -	- -
Restricted Stock	- -	- -	- -	344,999	- -	- -
Long-term Performance Compensation	346,500	346,500	346,500	1,050,000[2]	673,166	673,166
Benefits & Perquisites:
Retirement Plans[3]	796,767	796,767	796,767	1,212,084	978,257	664,686
Deferred Compensation[4]	- -	- -	- -	- -	- -	- -
Health and Welfare Benefits[5]	1,922	1,922	1,922	69,192	1,922	1,922
Disability Income[6]	- -	- -	- -	- -	766,911	- -
Life Insurance Benefits[7]	- -	- -	- -	11,103	- -	325,000
Change of Control Payment[8]	- -	- -	- -	1,065,000	- -	- -
Earned Vacation Pay[9]	20,480	20,480	20,480	20,480	20,480	20,480
Outplacement	- -	- -	- -	20,000	- -	- -
Total	1,644,919	1,644,919	1,165,669	5,230,608	2,919,986	2,164,504

		Involuntary		Termination
		Not For		Following a
	Voluntary	Cause	For Cause	Change of
	Termination	Termination	Termination	Control	Disability	Death
	on	on	on	on	on	on
Executive Benefits and	12/31/13	12/31/13	12/31/13	12/31/13	12/31/13	12/31/13
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Lawrence P. Radford
Short-term Performance Compensation	399,375	399,375	- -	798,750[1]	399,375	399,375
Stock Options	- -	- -	- -	- -	- -	- -
Restricted Stock	- -	- -	- -	300,000	- -	- -
Long-term Performance Compensation	190,575	190,575	190,575	381,150[2]	457,240	457,240
Benefits & Perquisites:
Retirement Plans[3]	132,837	132,837	132,837	320,563	258,041	163,484
Deferred Compensation[4]	- -	- -	- -	- -	- -	- -
Health and Welfare Benefits[5]	1,922	1,922	1,922	46,128	1,922	1,922
Disability Income[6]	- -	- -	- -	- -	1,195,367	- -
Life Insurance Benefits[7]	- -	- -	- -	11,103	- -	325,000
Change of Control Payment[8]	- -	- -	- -	710,000	- -	- -
Earned Vacation Pay[9]	20,480	20,480	20,480	20,480	20,480	20,480
Outplacement	- -	- -	- -	20,000	- -	- -
Total	745,189	745,189	345,814	2,608,174	2,332,425	1,367,501

Dr. Dean W.A. McDonald
Short-term Performance Compensation	247,500	247,500	- -	742,500[1]	247,500	247,500
Stock Options	- -	- -	- -	- -	- -	- -
Restricted Stock	- -	- -	- -	300,000	- -	- -
Long-term Performance Compensation	207,900	207,900	207,900	780,000[2]	461,233	461,233
Benefits & Perquisites:
Retirement Plans[3]	665,144	665,144	665,144	1,171,126	957,456	634,706
Deferred Compensation[4]	- -	- -	- -	- -	- -	- -
Health and Welfare Benefits[5]	260	260	260	9,360	260	260
Disability Income[6]	- -	- -	- -	- -	581,301	- -
Life Insurance Benefits[7]	- -	- -	- -	8,151	- -	189,000
Change of Control Payment[8]	- -	- -	- -	825,000	- -	- -
Earned Vacation Pay[9]	15,865	15,865	15,865	15,865	15,865	15,865
Outplacement	- -	- -	- -	20,000	- -	- -
Total	1,136,669	1,136,669	889,169	3,872,002	2,263,615	1,548,564

David C. Sienko
Short-term Performance Compensation	180,000	180,000	- -	540,000[1]	180,000	180,000
Stock Options	- -	- -	- -	- -	- -	- -
Restricted Stock	- -	- -	- -	154,001	- -	- -
Long-term Performance Compensation	207,900	207,900	207,900	623,700[2]	397,900	397,900
Benefits & Perquisites:
Retirement Plans[3]	138,115	138,115	138,115	265,602	463,633	271,825
Deferred Compensation[4]	- -	- -	- -	- -	- -	- -
Health and Welfare Benefits[5]	586	586	586	21,096	586	586
Disability Income[6]	- -	- -	- -	- -	1,512,617	- -
Life Insurance Benefits[7]	- -	- -	- -	9,510	- -	250,000
Change of Control Payment[8]	- -	- -	- -	750,000	- -	- -
Earned Vacation Pay[9]	14,423	14,423	14,423	14,423	14,423	14,423
Outplacement	- -	- -	- -	20,000	- -	- -
Total	541,024	541,024	361,024	2,398,332	2,569,159	1,114,734

		Involuntary		Termination
		Not For		Following a
	Voluntary	Cause	For Cause	Change of
	Termination	Termination	Termination	Control	Disability	Death
	on	on	on	on	on	on
Executive Benefits and	12/31/13	12/31/13	12/31/13	12/31/13	12/31/13	12/31/13
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Don Poirier
Short-term Performance Compensation	162,720	162,720	- -	488,160[1]	162,720	162,720
Stock Options	- -	- -	- -	- -	- -	- -
Restricted Stock	- -	- -	- -	199,999	- -	- -
Long-term Performance Compensation	207,900	207,900	207,900	720,000[2]	409,567	409,567
Benefits & Perquisites:
Retirement Plans[3]	462,182	462,182	462,182	804,144	774,958	501,985
Deferred Compensation[4]	- -	- -	- -	- -	- -	- -
Health and Welfare Benefits[5]	260	260	260	9,360	260	260
Disability Income[6]	- -	- -	- -	- -	657,470	- -
Life Insurance Benefits[7]	- -	- -	- -	8,921	- -	220,000
Change of Control Payment[8]	- -	- -	- -	678,000	- -	- -
Earned Vacation Pay[9]	13,038	13,038	13,038	13,038	13,038	13,038
Outplacement	- -	- -	- -	20,000	- -	- -
Total	846,100	846,100	683,380	2,941,622	2,018,013	1,307,570

1.	Represents three times the highest annual incentive payment paid in the last three years for Messrs. Baker, Sabala, McDonald, Sienko and Poirier. Represents two times the highest annual incentive payment paid in the last three years for Mr. Radford.

2.	Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker, Sabala, McDonald, Sienko and Poirier. Represents two times the highest long-term incentive payment paid in the last three years for Mr. Radford.

3.	Reflects the estimated lump-sum present value of qualified and nonqualified retirement plans to which the NEO would be entitled. None of the NEOs qualify for early or regular retirement on December 31, 2013, under our retirement plan.

4.	Reflects the lump-sum present value held in the NEO’s account under our KEDCP as of December 31, 2013.

5.	Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Messrs. Baker, Sabala, McDonald, Sienko and Poirier under our health and welfare benefit plans for three years upon change of control and for one month otherwise. Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Mr. Radford under our health and welfare benefit plans for two years upon change of control and for one month otherwise.

6.	Reflects the estimated lump-sum present value of all future payments, which the NEO would be entitled to receive under our disability program.

7.	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to the NEO; provided, however, that the amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to the NEO’s beneficiaries upon his death.

8.	Represents three times annual base salary for Messrs. Baker, Sabala, McDonald, Sienko and Poirier. Represents two times annual base salary for Mr. Radford.

9.	Represents lump-sum payment of earned vacation time accrued.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2013, the Company has three equity incentive compensation plans that have been approved by the shareholders under which shares of the Company’s common stock have been authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our Common Stock.

	Number of Securities To	Weighted-Average	Number of Securities
	Be Issued Upon Exercise	Exercise Price	Remaining Available For
	of Outstanding Options,	of Outstanding Options,	Future Issuance Under
	Warrants and Rights	Warrants and Rights	Equity Compensation Plans
Equity Compensation Plans Approved
by Security Holders:

2010 Stock Incentive Plan	- -	N/A	18,065,847
1995 Stock Incentive Plan [1]	612,745	4.29	- -
Stock Plan for Nonemployee Directors	- -	N/A	594,635
Key Employee Deferred Compensation Plan	- -	N/A	1,019,948
Equity Compensation Plans Not Approved
by Security Holders	- -	- -	- -

Total	612,745	4.29	19,680,430

1.	The 1995 Stock Incentive Plan expired on May 5, 2010. No additional stock options or restricted stock can be granted under this plan. However all outstanding stock options and restricted stock granted under this plan will continue to be governed by the provisions of the plan.

OTHER BENEFITS

Retirement Plan

Our NEOs participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), which covers substantially all of our employees, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $205,000 subject to specified adjustments and is calculated using earnings not in excess of $255,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance based or annual incentive bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the Employee prior to the severance from employment if the Employee had continued in employment with and Employer, and (vi) compensation for overtime at the Employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2013 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2013.

Estimated Annual Retirement Benefits

Final Average	Years of Credited Service
Annual Earnings
	5	10	15	20	25	30	35
$100,000	$6,129	$12,258	$18,386	$24,515	$30,644	$36,773	$42,901
150,000	10,504	21,008	31,511	42,015	52,519	63,023	73,526
200,000	14,879	29,758	44,636	59,515	74,394	89,273	104,151
250,000	19,254	38,508	57,761	77,015	96,269	115,523	134,776
300,000	23,629	47,258	70,886	94,515	118,144	141,773	165,401
350,000	28,004	56,008	84,011	112,015	140,019	168,023	196,026
400,000	32,379	64,758	97,136	129,515	161,894	194,273	226,651
450,000	36,754	73,508	110,261	147,015	183,769	220,523	257,276
500,000	41,129	82,258	123,386	164,515	205,644	246,773	287,901
550,000	45,504	91,008	136,511	182,015	227,519	273,023	318,526
600,000	49,879	99,758	149,636	199,515	249,394	299,273	349,151
650,000	54,254	108,508	162,761	217,015	271,269	325,523	379,776
700,000	58,629	117,258	175,886	234,515	293,144	351,773	410,401
750,000	63,004	126,008	189,011	252,015	315,019	378,023	441,026
800,000	67,379	134,758	202,136	269,515	336,894	404,273	471,651
850,000	71,754	143,508	215,261	287,015	358,769	430,523	502,276
900,000	76,129	152,258	228,386	304,515	380,644	456,773	532,901
950,000	80,504	161,008	241,511	322,015	402,519	483,023	563,526
1,000,000	84,879	169,758	254,636	339,515	424,394	509,273	594,151

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2013, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 12 years; J. Sabala, 5 years; L. Radford, 2 years; D. McDonald, 7 years; D. Sienko, 3 years; and D. Poirier, 6 years.

Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan and the SERP for the NEOs as of December 31, 2013. The terms and conditions for participation in, and payments from these plans are described above under “Other Benefits.” The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report to shareholders and on Form 10-K.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Calendar Year
Name	Plan Name	(#)	($)	($)
Phillips S. Baker, Jr.	Hecla Mining Company Retirement Plan	12	324,161	- -
	Hecla Mining Company Supplemental
	Excess Retirement Plan		3,043,704	- -
James A. Sabala	Hecla Mining Company Retirement Plan	5	193,032	- -
	Hecla Mining Company Supplemental
	Excess Retirement Plan		603,735	- -
Lawrence P. Radford	Hecla Mining Company Retirement Plan	2	52,644	- -
	Hecla Mining Company Supplemental
	Excess Retirement Plan		80,193	- -
Dr. Dean W.A. McDonald	Hecla Mining Company Retirement Plan	7	219,098	- -
	Hecla Mining Company Supplemental
	Excess Retirement Plan		446,046	- -
David C. Sienko	Hecla Mining Company Retirement Plan	3	63,295	- -
	Hecla Mining Company Supplemental
	Excess Retirement Plan		74,820	- -
Don Poirier	Hecla Mining Company Retirement Plan	6	174,669	- -
	Hecla Mining Company Supplemental
	Excess Retirement Plan		287,513	- -

OTHER BUSINESS

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White Corporate Secretary

April 7, 2014

MEETING TO BE HELD AT:

The Hotel Capital Cook
939 W. 5th Ave.
Anchorage, Alaska

The Hotel Capital Cook is located at the corner of 4th Ave. and K Street in downtown Anchorage.

DRIVING DIRECTIONS

  From Anchorage International Airport

    Head East on Postmark Drive toward Heliport Place.

    Turn left at W Int’l Airport Road.

    Take the Minnesota Drive Ramp and continue straight onto Minnesota Drive.

    Continue on I Street and turn left at West 5th Avenue.

  From the North

    Head Southwest on Glenn Highway S

    Continue on East 5th Avenue

  From the South

    Head Northwest on Seward Highway N

    Turn left at East Northern Lights Blvd.

    Turn right at A Street

    Turn left at West 5th Avenue
For other directions, please contact The Hotel Capital Cook at 907-276-6000.

Appendix A

CERTIFICATE OF INCORPORATION

ARTICLE VII.

Actions by Shareholders

     Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board, except as otherwise permitted by the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporate to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

Appendix B

BYLAWS

ARTICLE II.

Meetings of Shareholders

     Section 1. Annual Meetings. Annual meetings of shareholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of shareholders shall be held at the principal executive office of the Corporation at 10:00 a.m. on the first Wednesday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. The annual meeting may be adjourned by the chairman of the meeting from time to time and place to place. At any adjourned annual meeting the Corporation may transact any business which might have been transacted at the original annual meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

     Section 2. Voting. Each shareholder who is entitled to vote pursuant to the terms of the Certificate of Incorporation and these Bylaws, or who is entitled to vote pursuant to the laws of the State of Delaware, shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors and all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation, these Bylaws or the laws of the State of Delaware.

     A complete list of the shareholders entitled to vote at any meeting of shareholders at which directors are to be elected, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

     The Chief Executive Officer shall appoint three Inspectors of Election prior to each meeting of shareholders. Upon his appointment, each such Inspector shall take and sign an oath faithfully to execute the duties of Inspector at such meeting with strict impartiality and to the best of his ability. Such Inspectors shall determine the number of shares outstanding, the voting power of each such share, the number of shares present at the meeting and whether a quorum is present at such meeting. The Inspectors shall receive votes and ballots and shall determine all challenges and questions as to the right to vote and shall thereafter count and tabulate all votes and ballots and determine the result. Such Inspectors shall do such further acts as are proper to conduct the elections of directors and the vote on other matters with fairness to all shareholders. The Inspectors shall make a certificate of the results of the elections of directors and the vote on other matters. No Inspector shall be a candidate for election as a director of the Corporation nor shall any such candidate be appointed an Inspector.

     Section 3. Quorum. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding a majority of the voting power of the outstanding stock of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy or the chairman of the meeting, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present; provided, however, that if such adjournment is for more than thirty days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such adjourned meeting. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless the Board of Directors shall have fixed a new record date for such adjournment or adjournments pursuant to Section 4 of Article V of these Bylaws.

     Section 4. Special Meetings.

(A)	General. Special meetings of shareholders may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or (ii) solely to the extent required by Section 4(B), the Secretary of the Corporation. Special meetings of shareholders may be held at such place, either within or without the State of Delaware, and at such time and date as shall be stated in the notice of the meeting. The special meeting may be adjourned by the chairman of the special meeting from time to tie and place to place. At any adjourned special meeting the Corporation may transact any business which might have been transacted at the original special meeting. The Board of Directors acting by resolution approved by a majority of the entire Board of Directors may postpone and reschedule any previously scheduled special meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

(B) Shareholder Requested Special Meetings.

          (1) Special meetings of the shareholders (each a “Shareholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a shareholder (or a group of shareholders formed for the purpose of making such request) who or which has held at least 25% Net Long Beneficial Ownership (as defined below) of the outstanding common stock of the Corporation continuously for at least 120 days as of the date of submission of the request (the “Requisite Percent”). Compliance by the requesting shareholder or group of shareholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

     “Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a shareholder’s ownership of common stock of the Corporation, shall mean those shares of common stock of the Corporation as to which the shareholder in question possesses (x) the sole power to vote or direct the voting, (y) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (z) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (x), (y) and (z) shall not include any shares (1) sold by such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder for any purposes or purchased by such shareholder pursuant to an agreement to resell or (3) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such shareholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such shareholder.

     (2) A request for a Shareholder Requested Special Meeting must be signed by the Requisite Percent of the record holders (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested.

     Such request shall (A) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (B) bear the date of signature of each shareholder (or duly authorized agent) signing the request, (C) include (w) the name and address, as they appear in the Corporation’s stock ledger, of each shareholder signing such request (or on whose behalf the Shareholder Special Meeting Request is signed), (x) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially by each such shareholders, (y) documentary evidence of such shareholder’s record and beneficial ownership of such stock and (z) a certification from each such shareholder that the shareholders signing the request in the aggregate satisfy the Net Long Beneficial Ownership requirement of these Bylaws, (D) set forth all information relating to each such shareholder (and if the matter proposed to be acted on at such special meeting involves the election of directors, each person whom the shareholder proposes to nominate for election) that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) describe any material interest of each such shareholder in the specific purpose or purposes of the meeting, and (F) include an acknowledgement by each shareholder and any duly authorized agent that any disposition of shares of common stock of the Corporation as to which such shareholder has Net Long Beneficial Ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such shareholder shall constitute a revocation of such request with respect to such shares. In addition, the shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation to allow it to satisfy its obligations under applicable law.

     Any requesting shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, following such revocation at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Shareholder Requested Special Meeting.

     (3) Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of shareholders if (A) the request for such special meeting does not comply with this Section 4(B), (B) the Board of Directors has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”), (C) the request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (D) the request contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of shareholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (D) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (E) the request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, or (F) the request was made in a manner that involved or would involve a violation of Regulation 14A under the Exchange Act or other applicable law.

     (4) Any Shareholder Requested Special Meeting shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any Shareholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Article V, Section 4 of these Bylaws, provided that, in no event shall the Meeting Record Date be more than twenty (20) days after the date on which a valid request for a Shareholder Requested Special Meeting, which complies with the requirements of this section and related provisions of these Bylaws, is delivered to the Secretary of the Corporation. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

     (5) Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the Corporation from submitting additional matters to a vote of the shareholders at any Shareholder Requested Special Meeting.

     Section 5. Notice of Meetings. Written notice, stating the place, date and time of any annual or special meeting of shareholders, and the general nature of the business to be considered thereat, shall be given to each shareholder entitled to vote at such meeting at his address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting.

     Section 6. Shareholder Action. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

     Section 7. Chairman of a Meeting. At each meeting of the shareholders the Chairman of the Board, or if he shall be absent therefrom, the President, or if he shall be absent therefrom, another officer of the Corporation chosen by the Board of Directors, shall act as chairman of the meeting or preside thereat.

     Section 8.

     (A) Annual Meetings of Shareholders.

(1)	Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

(2)	For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the ~~Securities~~ Exchange Act ~~of 1934, as amended (the “Exchange Act”)~~ and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf of the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(3)	Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (1) by or at the direction of the Board of Directors or (2) ~~provided that the Board of Directors has determined that directors shall be elected at such special meeting,~~ by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who (y) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, complies with the notice procedures set forth in this By-Law, or (z) in the case of a Shareholder Requested Special Meeting, complies with the requirements set forth in section 4(B) of Article II of these Bylaws. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if (i) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, the shareholder's notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, or (ii) in the case of a Shareholder Requested Special Meeting, the shareholder complies with the requirements set forth in Section 4(b) of Article II of these Bylaws. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

     (C) General.

(1)	Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

(2)

For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(3)

Notwithstanding the foregoing provision of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of (i) shareholders to request inclusion of the proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.

HECLA MINING COMPANY
6500 N. MINERAL DRIVE, SUITE 200
COEUR D' ALENE, ID 83815

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
				For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors			☐	☐	☐
	Nominees

01	Phillips S. Baker, Jr.	02	Dr. Anthony P. Taylor

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.		For	Against	Abstain
2.	Proposal to ratify and approve the selection of BDO USA, LLP as independent auditors of the Company for the calendar year.	☐	☐	☐

3.	Advisory resolution to approve executive compensation.	☐	☐	☐

4.	Approval of amendments to the Company's Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders.	☐	☐	☐

NOTE: With discretionary authority upon such other matters that may properly come before the meeting including any adjournment or postponement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

ANNUAL MEETING OF SHAREHOLDERS, MAY 22, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3, AND 4.

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 22, 2014, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

Continued and to be signed on reverse side